UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Wisconsin Energy Corporation

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Wisconsin Energy Corporation

NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT

P-1

Wisconsin Energy Corporation	P-2	2015 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 26, 2015

To the Stockholders of Wisconsin Energy Corporation:

On behalf of the Board of Directors, you are cordially invited to attend Wisconsin Energy Corporation’s 2015 Annual Meeting of Stockholders to be held at Concordia University Wisconsin in Mequon, just north of Milwaukee. To attend, you must pre-register and present photo identification at the door. Instructions on how to pre-register are provided on page P-13. If you are not able to attend, you may listen to a live webcast available on our Website at: www.wisconsinenergy.com/invest/annualmtg.htm. An archive of the webcast will be available on the site for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy.

Wisconsin Energy’s Annual Meeting will be held as follows:

WHEN:	Thursday, May 7, 2015 10:00 a.m., Central time

WHERE:	Concordia University Wisconsin R. John Buuck Field House 12800 North Lake Shore Drive Mequon, Wisconsin 53097

ITEMS OF BUSINESS:

•    Elect nine directors for terms expiring in 2016.

•    Ratify Deloitte & Touche LLP as independent auditors for 2015.

•    Advisory vote on compensation of the named executive officers.

•    Consider any other matters that may properly come before the meeting.

RECORD DATE:	February 26, 2015

VOTING BY PROXY:	Your vote is important. You may vote: • using the Internet; • by telephone; or • by returning the proxy card in the envelope provided.

This year we will again be following the Securities and Exchange Commission rule that allows companies to deliver proxy materials to their stockholders through the Internet. On or about March 26, 2015, we began mailing to many of our stockholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy statement and 2014 Annual Report. This Notice contains instructions on how to access our proxy materials and vote online. If you receive paper copies of the materials, consider signing up to receive them electronically in the future by following the instructions contained on page P-14. By delivering our proxy materials electronically, we can provide our stockholders with the information they need in a more cost-effective manner.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2015 – The Proxy Statement and 2014 Annual Report are available at:

www.envisionreports.com/wec

By Order of the Board of Directors,

Susan H. Martin

Executive Vice President, General Counsel and Corporate Secretary

Wisconsin Energy Corporation	P-3	2015 Proxy Statement

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Wisconsin Energy Corporation	P-4	2015 Proxy Statement

PROXY SUMMARY

This summary highlights the information contained elsewhere in these proxy materials. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Provided below are important details regarding Wisconsin Energy Corporation’s (“WEC” or the “Company”) upcoming Annual Meeting.

• Date and Time:	Thursday, May 7, 2015; Check-in begins at 9:00 a.m., Central time; meeting begins at 10:00 a.m., Central time.

• Place:	Concordia University Wisconsin in the R. John Buuck Field House12800 North Lake Shore Drive, Mequon, WI 53097

• Live Webcast:	Listen to a live webcast at: www.wisconsinenergy.com/invest/annualmtg.htm

• Record Date:	February 26, 2015

• Identification:	Pre-registration is required. In addition, for entry into the meeting each stockholder will be required to present a government-issued photo identification, such as a driver’s license, state identification card or passport. Information on how to pre-register can be found on page P-13.

• Voting:	Stockholders of record as of the record date are entitled to vote using one of the following options. Stockholders who hold shares in street name through an intermediary must obtain a legal proxy from their broker, bank or other nominee granting the right to vote.

Internet at www.investorvote.com/wec	Call toll-free at 800-652-8683	Mail signed proxy card	In person at the Annual Meeting

MATTERS REQUIRING A VOTE OF STOCKHOLDERS

There are three items of business for which the Company is soliciting a stockholder vote in conjunction with the Annual Meeting:

Proposal Item		Board Vote Recommendation	Page
1.	Election of Directors – Terms Expiring in 2016	FOR each Nominee	P-22

2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2015	FOR	P-30

3.	Advisory Vote on Compensation of the Named Executive Officers	FOR	P-66

QUESTIONS AND ANSWERS (Page P-11)

Beginning on page P-11, please see the section entitled “Questions and Answers About the Annual Meeting” for information about the business of the annual meeting, voting, and attendance.

A discussion of the Company’s Corporate Governance practices starts on page P-15. We have also included information with respect to the deadlines to submit stockholder proposals for the 2016 Annual Meeting as well as how to communicate with members of the Board of Directors (the “Board”).

Wisconsin Energy Corporation	P-5	2015 Proxy Statement

CORPORATE GOVERNANCE PRACTICES (Page P-15)

Since 1996, the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. WEC was one of the earliest adopters of a formal set of Corporate Governance Guidelines. The Corporate Governance Committee annually reviews the Guidelines. Highlights include:

• Annual election of directors	• Annual Board performance self-evaluation

• Majority voting	• Annual committee performance self-evaluation

• Eight of nine independent director nominees	• Stockholder outreach and engagement program

• Diverse representation on Board	• Risk oversight by full Board and committees

• Independent presiding director	• Anti-hedging and anti-pledging policies

• Regular executive sessions of independent directors	• Stock ownership requirements for directors and executives
• Independent Audit, Compensation, Finance, and Governance committees

ACQUISITION OF INTEGRYS ENERGY GROUP

Details of the Company’s acquisition of Integrys, which is expected to close in the second half of 2015, as well as the strategic and financial rationale for the transaction are provided starting on page P-10. Highlights include:

New Company Name: WEC Energy Group, Inc.

Strategic Considerations:

•        Complementary geographic footprints

•        Increased scale and scope

•        Economic conditions support strategic transactions in our industry

•        Stronger regulated utility platform

•        Transmission growth

•        Compatible cultures and operational philosophies

•        Positive impact on customers

Financial Considerations: • Positive impact on earnings growth • Increased rate base investment • Continued positive credit profile and liquidity

2014 BUSINESS HIGHLIGHTS

2014 Financial and Operational Performance

WEC had another exceptional year in 2014. Financially, WEC delivered solid earnings growth, generated strong cash flow and increased the dividend for the 11th consecutive year. In January 2014, WEC’s Board of Directors increased the Company’s quarterly dividend to $0.39 per share, raising the annual dividend to $1.56 per share. And, in January 2015, the Board again raised the quarterly dividend 8.3 percent to $0.4225 per share, which is equivalent to an annual rate of $1.69 per share.

More specifically, the Company’s achievements included:

•	Returned more than $370 million to stockholders during 2014 through dividends and share repurchases.

•	Fully diluted adjusted earnings per share of $2.65, highest in the Company’s history. (2)

•	WEC common stock reached a then all-time high of $55.39 per share on December 29, 2014.

•	Named the most reliable utility in the Midwest for the fourth year in a row and the ninth time in the past 12 years.

Wisconsin Energy Corporation	P-6	2015 Proxy Statement

•

Continued improvements in customer satisfaction. Survey data indicated that the Company achieved its highest single month rating in history for customer satisfaction with respect to transactions with the Company during December 2014. (2)

•	Achieved best overall employee safety results in Company history. (2)

•	Exceeded workforce and supplier diversity targets for 2014. (2)

•	Named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the seventh consecutive year.

(1)

Excludes costs of $0.06 per share related to our acquisition of Integrys. See the footnote at the bottom of page P-34 for the reasons why we believe it is important for investors to have this information.

(2)	This measure is a component of our short-term incentive compensation program.

Long-Term Stockholder Returns

WEC again delivered industry-leading total stockholder returns in 2014, and the Company’s management continued to deliver long-term results for stockholders.

Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

Wisconsin Energy Corporation	P-7	2015 Proxy Statement

How Does This Performance Affect Compensation?

The Company’s compensation program provides for short-term and long-term incentive awards that are tied to Company performance.

Short-term performance targets are based upon the achievement of pre-established stockholder, customer, and employee-focused objectives, which include:

•	Financial performance, measured by WEC earnings per share from continuing operations; and

•	Operational performance, measured in the areas of customer satisfaction, safety, and supplier and workforce diversity.

Long-term incentives are designed to link the interests of our executives and other key employees to creating long-term stockholder value. For 2014, our total stockholder return outperformed our custom peer group and the broader utility indices.

2014 EXECUTIVE COMPENSATION HIGHLIGHTS (Page P-33)

Executive Compensation Overview

Compensation awarded to, earned by, or paid to the Company’s Named Executive Officers (“NEOs”) during 2014 is set forth in the Summary Compensation Table on page P-49 and described in the Compensation Discussion and Analysis beginning on page P-34 in this proxy statement.

Components of Our Executive Compensation Program (Page P-36)

The primary objective of the executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals. The program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of the Company’s stockholders and customers. To that end, a substantial portion of pay is at risk, and, generally, the value will only be realized upon strong corporate performance.

The three primary elements of total direct compensation include:

Component	Terms/Conditions
Annual Base Salary	Annual evaluation takes into consideration level of experience, performance, responsibility, and contribution to the results of the Company’s operations.

Annual Cash Incentive Awards

• Short-Term Performance Plan	Award is based upon level of achievement of pre-established financial and operational targets aligned with stockholder, customer, and employee-focused objectives; all payments are at risk.

• Short-Term Dividend Equivalents	Payout is contingent on the Company meeting pre-established performance targets tied to earnings per share from continuing operations.

Long-Term Equity Incentive Awards
• Performance Units

Award is contingent on Company’s “total stockholder return” in comparison to a peer group of companies over a three-year period; exceptional performance versus peers results in higher payouts; substantially lower than peers results in no payout.

• Stock Options	Long-term value is tied to Company performance and stock price appreciation following the grant date.
• Restricted Stock	Long-term value is tied to stock price appreciation.

Wisconsin Energy Corporation	P-8	2015 Proxy Statement

With respect to these components of total direct compensation, 87 percent of Mr. Klappa’s compensation as CEO and an average of 79 percent of the other NEOs’ compensation is tied to Company performance and is not guaranteed, demonstrating the significance of incentive compensation relative to base salary.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (Page P-66)

Stockholders are again being asked to cast a non-binding advisory vote on the Company’s NEOs’ compensation. In evaluating this proposal, we recommend that you review the entire Compensation Discussion and Analysis, which describes in greater detail the Company’s compensation philosophy and programs, and describes how and why the Compensation Committee arrived at the 2014 executive compensation levels. We also invite you to consider carefully how we listened to stockholders and other stakeholders in 2014, and modified our compensation programs and practices accordingly.

The Company believes that the compensation paid to its NEOs in 2014 was well-tailored to achieve its objectives, tying a significant portion of total pay to performance and aligning the interests of the NEOs with those of stockholders and customers.

Consideration of 2014 Stockholder Advisory Vote (Page P-36)

After the 2014 Annual Meeting of Stockholders, at which the Company’s stockholders approved the compensation of our NEOs, the Compensation Committee considered the outcome and sought additional input from stockholders and other stakeholders. We spoke with 15 of the Company’s largest stockholders representing approximately 35% of total shares outstanding and met with proxy advisors as part of the Company’s ongoing stockholder outreach and engagement program (described beginning on page P-16).

The Compensation Committee values this feedback and has adopted several changes to the Company’s executive compensation program. We believe these changes are both responsive to the input we received and in the best interests of WEC and its stockholders. The chart below summarizes the key points we heard, what action the Compensation Committee has taken, and when the changes became effective.

What We Heard	What We Did	When Effective
Add an additional performance measure to the STPP	Added cash flow as an additional performance measure (page P-42)	Awards for 2015

Adopt a formal clawback policy	Adopted a policy (page P-45)	Annual incentive awards after December 4, 2014
Consider a formal policy for tax gross-ups	Adopted a policy (page P-46)	December 4, 2014

Incorporate a double trigger for vesting upon a change in control for the Performance Unit Plan	The Performance Unit Plan was amended to provide for a double trigger (page P-44)	January 1, 2015

Clarify that you have an anti-hedging and anti-pledging policy	Committed to enhancing our disclosure	See page P-45 of this Proxy Statement

In addition to these changes, the Compensation Committee retained Frederic W. Cook & Co. as a compensation consultant in 2015 to evaluate and make recommendations with respect to WEC’s compensation program.

Wisconsin Energy Corporation	P-9	2015 Proxy Statement

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 26, 2015, in connection with the solicitation of proxies by the Wisconsin Energy Corporation (“WEC” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Thursday, May 7, 2015 (the “Meeting”) at 10:00 a.m., Central time, at Concordia University Wisconsin in the R. John Buuck Field House located at 12800 North Lake Shore Drive, Mequon, Wisconsin 53097, and at all adjournments or postponements of the Meeting, for the purposes listed in the Notice of Annual Meeting of Stockholders.

ACQUISITION OF INTEGRYS ENERGY GROUP

BACKGROUND AND STATUS

On June 22, 2014, WEC and Integrys Energy Group, Inc. (“TEG”) entered into an Agreement and Plan of Merger under which WEC will acquire TEG (the “Merger”). TEG’s stockholders will receive 1.128 shares of WEC common stock and $18.58 in cash per TEG share of common stock, with the total consideration valued at approximately $5.8 billion, based upon the value of WEC common stock as of June 20, 2014, the last trading day prior to the public announcement of the Merger. The cash consideration will be financed through the issuance of approximately $1.5 billion of debt at the holding company. The combined company will be named WEC Energy Group, Inc.

Following completion of the Merger, WEC stockholders will own approximately 72 percent of the combined company and TEG shareholders will own approximately 28 percent.

The transaction was approved by the stockholders of both WEC and TEG at each company’s special meeting of stockholders held on November 21, 2014. In addition, in October 2014, the Federal Trade Commission granted early termination of the 30-day waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. At the time this proxy statement was printed for distribution to stockholders, the completion of the Merger remained subject to the receipt of approval from the following government agencies: Public Service Commission of Wisconsin, Illinois Commerce Commission, Michigan Public Service Commission, Minnesota Public Utilities Commission, Federal Energy Regulatory Commission (“FERC”), and Federal Communications Commission.

We anticipate the transaction closing in the second half of 2015.

STRATEGIC RATIONALE FOR THE MERGER

The strategic considerations for the Merger include:

•

Complementary Geographic Footprints. The Merger will bring together two well-regarded utility operators with complementary geographic footprints to create a larger, more diverse Midwest electric and natural gas delivery company.

•

Increased Scale and Scope. The Merger will create the leading electric and natural gas utility in the Midwest, serving more than 4.3 million customers across four states (Wisconsin, Illinois, Minnesota, and Michigan) with seven natural gas, electric and steam utility subsidiaries, and an expected regulated rate base of $16.8 billion. The combined company will be the 8th largest natural gas distribution company in the United States.

•

Economic Conditions. The prevailing macroeconomic conditions, as well as the economic environment of and the trends and developments in the industries in which WEC and TEG operate, support the rationale for seeking a strategic transaction.

•

Stronger Regulated Utility Platform. The combined company is expected to be almost entirely regulated, with a mix of vertically-integrated electric, FERC transmission, and natural gas distribution. It will be a more diverse regulated utility company than WEC on a stand-alone basis.

•

Transmission. The combined company’s approximately 60 percent ownership of American Transmission Company – with its stand-alone business model – is expected to position the company for future transmission growth.

Wisconsin Energy Corporation	P-10	2015 Proxy Statement

•

Compatible Cultures and Operational Philosophies. The cultures and operational philosophies of WEC and TEG are compatible in that both companies are committed to reliability, customer satisfaction, safety, and environmental stewardship.

•

Impact on Customers. For customers, the combination is expected to create a larger, more diverse company that is better positioned to meet customer needs and support economic growth in its service areas. The combined company’s strong cash flow will enable it to continue to make significant investments in upgrading and expanding critical energy infrastructure. It is also expected that customers will benefit from the operational efficiency that comes with the increased scale and geographic proximity of the combined company.

FINANCIAL RATIONALE FOR THE MERGER

The financial considerations for the Merger include:

•

Earnings. The Merger is expected to be accretive to earnings per share in the first full calendar year after closing. In addition, the combined company’s projected earnings per share growth rate of 5-7 percent is greater than WEC’s projected stand-alone growth rate. Furthermore, more than 99 percent of the combined company’s projected earnings are expected to come from regulated businesses, consistent with WEC’s commitment to a regulated business model.

•

Rate Base Investment. The rate base investment of the combined company is expected to increase by 70 percent by the end of 2015 as compared to WEC’s stand-alone rate base investment at the end of 2013, with double the annual capital spending.

•

Impact on Credit Profile and Liquidity. The Merger is largely credit neutral to WEC and is not expected to detract from WEC’s commitment to its investment grade credit ratings. The combined company’s strong balance sheet and cash flow is expected to support WEC’s continued broad and reliable access to the capital markets and other sources of liquidity following completion of the Merger. WEC expects to continue to be cash flow positive following consummation of the transaction.

INTEGRYS DIRECTORS

The Merger provides that, upon the closing of the transaction, three people who now serve on the TEG board of directors will be appointed to the WEC Board. Pursuant to the terms of the Merger, these directors must qualify as independent under NYSE independence rules, taking into account WEC’s Corporate Governance Guidelines.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

BUSINESS OF THE ANNUAL MEETING

On what proposals am I voting?

Proposal 1: Election of Nine Directors for Terms Expiring in 2016. The Board recommends a vote FOR each of the nominees. The nine individuals will be elected as directors if the number of votes cast in person or by proxy at the Meeting favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election.

Proposal 2: Ratification of Deloitte & Touche LLP as Independent Auditors for 2015. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Proposal 3: Advisory Vote on Compensation of the Named Executive Officers, Commonly Referred to as a “Say-on-Pay” Vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Wisconsin Energy Corporation	P-11	2015 Proxy Statement

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the form of proxy will vote the proxy at their discretion.

VOTING INFORMATION AND ANNUAL MEETING ATTENDANCE

Who can vote?

Common stockholders as of the close of business on the Record Date, February 26, 2015, can vote. Each outstanding share of WEC common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list will also be available at the Meeting.

How do I vote?

There are several ways to vote:

•	By Internet. The Company encourages you to vote this way.

•	By toll-free, touch-tone telephone.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.

If you wish to vote through the Internet or by telephone, please follow the instructions on your Notice Regarding the Availability of Proxy Materials (“Notice”), proxy card, or the information forwarded to you by your bank or broker, as applicable. The Internet and telephone voting facilities will close at 10:59 p.m., Central time, on Wednesday, May 6, 2015.

If you are a participant in WEC’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Common Stock Fund or WEC Common Stock ESOP Fund in WEC’s 401(k) plan, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Common Stock Fund or WEC Common Stock ESOP Fund, as the case may be, for which voting instructions have been received, are voted.

If you are a beneficial owner and your bank or broker holds your shares in its name, they are permitted to vote your shares in the ratification of the independent auditors even if the broker does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1 and 3, your broker or other record holder of your shares will not be permitted to vote your shares unless you provide voting instructions. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a proxy executed in your favor from the holder of record.

What does it mean if I get more than one proxy?

It means your shares are held in more than one account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?

As of the February 26, 2015 Record Date, there were 225,496,574 shares of WEC common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Wisconsin Energy Corporation	P-12	2015 Proxy Statement

Can I change my vote?

You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

•	entering a new vote by Internet or phone;

•	returning a later-dated proxy card;

•	voting in person at the Meeting; or

•	notifying WEC’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Susan H. Martin. Any revocation should be filed with her at WEC’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?

The Board is soliciting these proxies. WEC will bear the cost of the solicitation of proxies. WEC contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC or its subsidiaries may solicit proxies by telephone, personally, or by other communications, without compensation apart from their normal salaries. WEC has retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $17,500 plus reimbursement of expenses. WEC will also reimburse brokers, banks, and other nominees for forwarding proxy materials to beneficial stockholders.

Who will count the votes?

Computershare, which will also serve as Inspector of Election, will tabulate the vote.

What must I do to attend the Annual Meeting?

The Meeting is open to all stockholders of WEC. You must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door in order to attend.

If you would like to attend, please contact Stockholder Services by email at WEC.Stockholder-Services.Contact@wisconsinenergy.com or by telephone at 800-881-5882 to reserve an admission ticket. If you hold your shares in “street name” through an intermediary, such as a bank, brokerage firm, or other nominee, and you would like to attend the Meeting, please send us a written request for an admission ticket either by regular mail, fax, or email, along with proof of share ownership, such as a bank, or brokerage firm account statement, a copy of the voting instruction card provided by your broker, or a letter from the broker, trustee, bank or nominee holding your shares to: Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201; fax: 414-221-3888; or email: WEC.Stockholder-Services.Contact@wisconsinenergy.com.

Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than five business days before the Meeting, or Thursday, April 30, 2015. If we cannot confirm you are a registered stockholder or beneficial owner, we will contact you for further information.

Admission tickets will be available for pick-up at the Meeting. All Meeting attendees will be asked to present a government-issued photo identification card, such as your driver’s license, state identification card or passport, before receiving an admission ticket. We will then verify your name against our stockholder list. If you own shares in the name of your broker, bank, or other nominee (“street name”), you should bring your proof of share ownership with you to the Meeting. If we cannot verify that you are a stockholder, you may not be admitted to the Meeting.

The Meeting will begin promptly at 10:00 a.m., Central time. Check-in will begin at 9:00 a.m. Please allow ample time for check-in procedures.

Wisconsin Energy Corporation	P-13	2015 Proxy Statement

What Attendance Guidelines apply to the Annual Meeting?

If you plan to attend the Meeting, please review the Annual Meeting Attendance Guidelines that appear on page P-69 of this proxy statement. Attendees who fail to comply with these Guidelines risk expulsion from the Meeting. In the event of a disruption, the Chairman may immediately adjourn the Meeting and declare the polls open for such period of time as he may determine to receive votes by proxy or ballot on items of business properly brought before the Meeting.

In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Meeting, management will limit the general discussion portion of the Meeting and permit only stockholders or their authorized representatives to address the Meeting. Cameras, cell phones, recording devices, and other electronic devices will not be permitted to be in use during the Meeting. In addition, signs, banners, placards, handouts, and similar materials will not be allowed on Meeting premises. The Company reserves the right to inspect all items, including handbags and briefcases, prior to entering the Meeting room.

Why did I receive a separate Notice Regarding the Availability of Proxy Materials instead of printed Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we began mailing the separate Notice with instructions on how to access our proxy materials and vote online to many of our registered and beneficial stockholders on or about March 26, 2015, instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares.

As more fully described in the Notice, registered stockholders may choose to access our proxy materials over the Internet and vote online or may request to receive a printed set by logging on to www.envisionreports.com/wec and following the applicable instructions or by calling 866-641-4276. If your shares are held by a broker, trustee, bank, or other nominee, please refer to the information provided by such record holder for instructions on how to access our proxy materials and vote.

Who do I contact if I have questions about the Annual Meeting?

If you need more information about the Meeting, write to Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or call us at 800-881-5882.

ELECTRONIC ACCESS TO INFORMATION – ENVIRONMENTAL AND FINANCIAL STEWARDSHIP

WEC has implemented several practices that are friendly to the environment and have helped us reduce printing and postage costs. Stockholders may wish to participate in the following:

•	View the following documents on the Internet at www.envisionreports.com/wec:

•	Notice of Annual Meeting;

•	Proxy Statement;

•	2014 Annual Report; and

•	Form of Proxy.

•	Vote your proxy via the Internet or by telephone. (page P-5)

•	Choose to receive future Proxy Materials and Annual Reports electronically instead of receiving paper copies.

If you are a registered stockholder and received a paper copy of our proxy materials this year, you may elect to receive access to future copies of these documents electronically by: (i) following the instructions when voting by Internet or by telephone, or (ii) registering for our eDelivery paperless communication program. You will then be able to receive future proxy materials and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically until you change your election.

Wisconsin Energy Corporation	P-14	2015 Proxy Statement

If your shares are held by a broker, trustee, bank or other nominee on your behalf, please refer to the information provided by such record holder for instructions on how to elect to receive access to our future proxy materials and annual reports over the Internet.

By delivering our proxy materials electronically, we can provide you with the information you need quickly, efficiently, and in a more cost-effective manner.

•	Choose our eDelivery paperless communication program for all your stockholder needs.

Electronic distribution gives stockholders faster delivery of account documents and saves the Company and its stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents, and more. You may access your account and sign up for eDelivery at www.computershare.com/investor.

•	Sign up for Householding.

“Householding” is a delivery method that allows for only one paper copy of the Annual Report and Proxy Statement to be delivered to stockholders who reside at the same address, rather than receiving multiple copies of the same document.

If you received multiple paper copies of the Annual Report and Proxy Statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or you may provide written instructions to Wisconsin Energy Corporation, c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170. If you wish to receive separate copies of the Annual Report and Proxy Statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of either document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. Since 1996, the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. WEC was one of the earliest adopters of a formal set of Corporate Governance Guidelines. The guidelines address governance matters including director selection and election, determination of independence, board leadership, board committee structure and evaluation, chief executive officer performance evaluation, and management succession.

To maintain effective Corporate Governance Guidelines, the Corporate Governance Committee annually reviews the Company’s governance practices, taking into consideration industry surveys and benchmarking studies, as well as governance guidelines published by proxy advisors. Highlights of our corporate governance practices include:

• Annual election of directors (page P-22)	• Annual Board performance self-evaluation (page P-20)

• Majority voting (page P-22)	• Annual committee performance self-evaluation (page P-21)

• Eight of nine independent director nominees (page P-19)	• Stockholder outreach and engagement program (page P-16)

• Diverse representation on the Board of Directors (page P-23)	• Risk oversight by full Board and committees (page P-21)

• Independent presiding director (page P-17)	• Anti-hedging and anti-pledging policies (page P-45)

• Regular executive sessions of independent directors (page P-18)	• Stock ownership requirements for directors and executives (page P-45)

• Independent Audit, Compensation, Finance, and Governance committees (page P-19)

Wisconsin Energy Corporation	P-15	2015 Proxy Statement

The Company’s Website, www.wisconsinenergy.com, contains information on the Company’s governance activities. The Website, under the “Governance” section, includes the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters, and other useful information.

As policies are continually evolving, the Company encourages you to periodically visit the Website. Copies of these documents may also be requested in writing from the Corporate Secretary.

Below are answers to governance-related questions frequently asked by stockholders.

Does the Company have a written code of ethics?

Yes, all WEC directors, executive officers, and employees, including the principal executive, financial, and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations, and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules, and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer, or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways employees can raise questions concerning WEC’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company has contracted with an independent service for employees to confidentially and anonymously report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls, or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?

All employees of WEC, including executive officers, and members of the Board are required to comply with WEC’s Code of Business Conduct. The Code of Business Conduct addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual, or concern doing business with WEC or any of its subsidiaries; (2) before participating in any joint venture, partnership, or other business relationship with WEC or any of its subsidiaries; and (3) before serving as an officer or member of the board of any substantial outside for-profit organization (except the Chief Executive Officer must obtain the approval of the full Board before doing so and members of the Board must obtain the prior approval of the Corporate Governance Committee). Executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-profit organization; members of the Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

In addition, WEC’s Code of Business Conduct requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

STOCKHOLDER OUTREACH AND ENGAGEMENT

What is the Company’s philosophy on stockholder engagement?

Accountability to stockholders is critical to the Company’s long-term success. We have mechanisms in place to ensure that management and the Board hear, understand, and consider the issues that matter most to our stockholders. This on-going engagement helps provide valuable insight as to how our owners view the Company’s practices and policies, helps us set goals and expectations, and helps identify emerging issues that may affect our strategy and/or corporate governance and compensation practices.

Wisconsin Energy Corporation	P-16	2015 Proxy Statement

What steps does the Company take to engage with investors?

The Company’s outreach and engagement program takes many forms:

•	Investor presentations conducted at analyst meetings and investor conferences across the U.S., Canada and Europe.

•	CEO, CFO, and other senior management meetings and conference calls with stockholders to discuss corporate strategy, financial and business performance, and to update stockholders on key developments.

•

Direct engagement by management with 15 of our largest stockholders during 2014 representing approximately 35% of shares outstanding to discuss our corporate governance and executive compensation practices. These conversations are reported to the Board.

•	Communications through various media, including our annual report, news releases, SEC filings, and our website.

•	Quarterly earnings conference calls are open to the public and archived on our Website for replay.

•	The ability for stockholders to submit director nominees and stockholder proposals.

•	The opportunity to attend and voice opinions at our Annual Meeting.

•	Investors are invited to view Webcasts of the annual meeting and analyst calls, SEC filings, and significant corporate publications on our Website.

•	Annual election of directors, who are elected by majority vote in uncontested elections.

•	Annual advisory vote on our executive compensation program (“say-on-pay”).

•	Consideration of previous stockholder votes on say-on-pay, director elections, and other matters when developing policies and practices.

•

Strong Board committee structure which allows the Board to focus on issues that matter most to our stockholders (e.g., the Compensation Committee carefully considers feedback received about executive compensation, the Corporate Governance Committee focuses on governance matters).

•	Process for stockholders to directly correspond with individual directors via the Corporate Secretary (page P-22).

For more information about stockholder engagement during 2014 and the resulting changes made to the Company’s executive compensation program, see page P-36.

BOARD LEADERSHIP

Is the office of CEO combined with the office of Chairman of the Board?

Yes, the office of CEO is combined with the office of Chairman of the Board. Consistent with WEC’s Bylaws and its Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board. Given the complexity of the Company’s industry, operations, and regulatory environment, the Board believes that having a combined CEO and Chairman is the appropriate structure for the Company at this time.

Does the Board have an independent lead or presiding director?

Director Bowles, an independent director and Chair of the Corporate Governance Committee, currently serves as presiding director. In that role, Director Bowles:

•	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serves as liaison between the CEO and the independent directors under most circumstances, although each individual director has full access to the CEO;

•	Has authority to call meetings of the independent directors;

•	Reviews meeting agendas for the Board and its Committees;

•	Reviews meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	Reviews all proposed changes to committee charters; and

•	Leads the annual Board evaluation.

Wisconsin Energy Corporation	P-17	2015 Proxy Statement

Do the non-management directors meet separately from management?

Yes, at every regularly scheduled Board meeting, the non-management (non-employee) directors meet in executive session without any management present. All non-management directors are independent. As discussed above, Director Bowles presides at these sessions.

Are directors subject to term limits?

The Board does not believe it is appropriate or necessary to limit the number of terms a director may serve. The Board values the participation and insight of directors who have developed an increased understanding of the governance of the Company and the specific issues it faces doing business in a complex industry, as well as fresh and varied perspectives. Therefore, the Board is comprised of members with diverse backgrounds and tenure.

The Corporate Governance Committee annually evaluates each director nominee to confirm that he or she has the skills, education, experience, and qualifications required to help further the success of the Company’s business and represent stockholder interests.

BOARD INDEPENDENCE

How are directors determined to be independent?

No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?

The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

•	has not been an employee of the Company for the last five years;

•	has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

•

is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, has no immediate family member who is a current partner of such a firm, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;

•

has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

•

in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•

has not received, during the current calendar year or the immediately preceding calendar year, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

•	has no personal service contract(s) with the Company or any member of the Company’s senior management;

•	is not an employee or officer with a not-for-profit entity that receives 5% or more of its total annual charitable awards from the Company;

•	is not employed by a public company at which an executive officer of the Company serves as a director; and

•	does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

Wisconsin Energy Corporation	P-18	2015 Proxy Statement

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC’s affiliates for certain of the above criteria, when determining the director’s independence.

Who are the independent directors?

The Board has affirmatively determined that Directors Bergstrom, Bowles, Chadwick, Culver, Fischer, Knueppel, Payne, and Stanek have no relationships described in the Board’s standards of independence noted above and otherwise have no material relationships with WEC and are independent. This represents 89% of the current Board. Director Klappa is not independent due to his present employment with WEC.

Since 2005, WEC has engaged Baird Financial Group primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. The Board reviewed the terms of this engagement, including the approximately $402,571 in fees paid to Baird in 2014 (which are less than one-tenth of 1% of Baird’s total revenue), and Ms. Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Ms. Stanek’s independence.

BOARD COMMITTEES

What are the committees of the Board?

The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, and Executive. All committees, except the Executive Committee, operate under a charter approved by the Board. The members and the responsibilities of each committee are listed on page P-28 of this proxy statement under the heading “Committees of the Board of Directors.”

Does the Board have a nominating committee?

Yes, the Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Corporate Governance Committee coordinates this effort.

Are the Audit and Oversight, Corporate Governance, and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee and of the Compensation Committee is independent under the rules of the New York Stock Exchange applicable to audit committee and compensation committee members, respectively. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Are all the members of the Audit Committee financially literate and does the committee have an “audit committee financial expert”?

Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of SEC rules.

Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. In fact, the Board considers this additional service to be an asset because of the additional knowledge and insight Mr. Fischer brings to his role on WEC’s Board. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Energy Corporation and Wisconsin Electric Power Company to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

Wisconsin Energy Corporation	P-19	2015 Proxy Statement

How does the Compensation Committee administer the executive and director compensation programs?

One of the principal responsibilities of the Compensation Committee is to provide competitive, performance-based executive and director compensation programs.

With respect to the executive compensation program, the Compensation Committee’s responsibilities include:

•	determining and annually reviewing the Compensation Committee’s compensation philosophy;

•	determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation, and benefits);

•	overseeing the compensation and benefits to be paid to other officers and key employees;

•	establishing and administering the Chief Executive Officer compensation package; and

•	reviewing the results of the most recent stockholder advisory vote on compensation of the NEOs.

The Compensation Committee is also charged with administering the compensation package of WEC’s non-employee directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC’s non-employee directors and to determine the appropriate amount of such compensation.

In January 2015, the Compensation Committee retained Frederic W. Cook & Co. to provide consultation on executive and director compensation practices and programs. In connection with this engagement, the Compensation Committee determined that Frederic W. Cook & Co. was independent under the standards established by the New York Stock Exchange.

For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” on pages P-34 through P-47.

PERFORMANCE EVALUATIONS

Does the Board evaluate CEO performance?

Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee obtains from each non-employee director his or her input on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity, and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the evaluation results with the CEO. The process is also used by the Compensation Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?

Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance, risks to the enterprise, and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; overseeing opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue, as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Wisconsin Energy Corporation	P-20	2015 Proxy Statement

Is Board committee performance evaluated?

Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

RISK OVERSIGHT

What is the Board’s role in risk oversight?

The Board oversees our risk environment and has delegated specific risk monitoring responsibilities to the Audit and Oversight Committee and the Finance Committee as described in each committee’s charter. Both of these committees routinely report back to the Board. The Board and its committees also periodically receive briefings from management on specific areas of risk as well as emerging risks to the enterprise. The Board’s role in risk oversight had no effect on the Board’s decision to keep the roles of Chairman and CEO combined.

Over the course of the year, the Audit and Oversight Committee hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation, and ethical conduct, as well as steps taken to monitor and control such exposures. The Finance Committee discusses the Company’s risk assessment and risk management policies; it also provides oversight of insurance matters to ensure that its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the Board on risk-related matters. As part of this process, the business unit leaders identify existing, new, or emerging issues or changes within their business areas that could have enterprise implications and report them to senior management. Management is tasked with ensuring that these risks and opportunities are appropriately addressed. In addition, the Company has established a Compliance Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing risk and compliance. The results of each of these risk-management efforts are reported to the CEO and to the Board or its appropriate committee.

STOCKHOLDER NOMINEES AND PROPOSALS

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee, and other members of the Board. The Corporate Governance Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement. No formal stockholder nominations or recommendations for director candidates were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2016 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2015, via the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What is the deadline for stockholders to submit proposals for the 2016 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2016 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 27, 2015.

Stockholders who intend to present a proposal at the 2016 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2016 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the

Wisconsin Energy Corporation	P-21	2015 Proxy Statement

Company’s Bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2016 Annual Meeting of Stockholders. The 2016 Annual Meeting of Stockholders is tentatively scheduled for May 5, 2016.

Correspondence in this regard should be directed to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

COMMUNICATIONS WITH THE BOARD

How can interested parties contact the members of the Board?

Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board of Directors, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2016

WEC’s Bylaws require each director to be elected annually to hold office for a one-year term. Because this is an uncontested election, our majority vote standard for election of directors will apply. Under this standard, the director nominees will be elected only if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect in the election of directors.

All of the nominees are currently WEC directors who were elected by stockholders at the 2014 Annual Meeting. Proxies may not be voted for more than nine persons in the election of directors.

The Board requires its current and potential directors to have a broad range of skills, education, experience, and qualifications that will benefit WEC and its stockholders. Information regarding the specific criteria and processes used to evaluate director nominees can be found below.

The Board’s nominees for election are:

• John F. Bergstrom	• Curt S. Culver	• Henry W. Knueppel
• Barbara L. Bowles	• Thomas J. Fischer	• Ulice Payne, Jr.
• Patricia W. Chadwick	• Gale E. Klappa	• Mary Ellen Stanek

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board. Information regarding each nominee is included on the following pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

Wisconsin Energy Corporation	P-22	2015 Proxy Statement

DIRECTOR NOMINEES

Criteria and Processes Used to Evaluate Nominees

The Corporate Governance Committee evaluates each individual director nominee in the context of the Board as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WEC’s business and represent stockholder interests. In addition to the specific experiences and skills of each individual director nominee as identified below, the Corporate Governance Committee believes that all director nominees should generally possess certain characteristics and skills.

Director Candidate Criteria. The Corporate Governance Committee has established criteria for evaluating all director candidates, which are reviewed annually. As set forth in the Company’s Corporate Governance Guidelines, these include: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic, or social/cultural expertise; social consciousness; achievement of prominence in career; familiarity with national and international issues affecting the Company’s businesses; contribution to the Board’s desired diversity and balance; and, in the case of new directors, availability to serve for five years before reaching the directors’ retirement age of 72.

Board Diversity. The Corporate Governance Committee does not have a specific policy with regards to the consideration of diversity in identifying director nominees. However, the Corporate Governance Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of new directors to the Board, the Corporate Governance Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills, and knowledge, as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics.

Director Independence. Prior to nomination, both new and returning directors are evaluated to ensure compliance with the Board’s standards of independence, as described in detail on page P-18. Additionally, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic, and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management.

Director Nominee Evaluation Process. Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether that person should be considered further. If the Corporate Governance Committee determines that the candidate warrants further consideration, the chair or another member of the Board of Directors contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests additional information from the candidate, reviews the person’s accomplishments and qualifications, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Corporate Governance Committee evaluates all candidates, including those proposed by stockholders, using this criteria and process. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WEC faces in today’s challenging economic environment.

Wisconsin Energy Corporation	P-23	2015 Proxy Statement

Nominees for Election to the Board of Directors

Wisconsin Electric Power Company and Wisconsin Gas LLC do business as We Energies and are subsidiaries of Wisconsin Energy Corporation. Ages and biographical information for each of the director nominees are as of March 1, 2015.

John F. Bergstrom. Age 68.
• Bergstrom Corporation – Chairman and Chief Executive Officer since 1982. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.
• Director of Advance Auto Parts Inc. since 2008; Director of Associated Banc-Corp since 2010; and Director of Kimberly-Clark Corporation since 1987.
• Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985, and Wisconsin Gas LLC since 2000.

Mr. Bergstrom has over 30 years of experience as CEO of Bergstrom Corporation, one of the top 50 automotive dealership groups in America, with dealerships across eastern Wisconsin, including several in We Energies’ utility service territories. Therefore, Mr. Bergstrom provides the Board experience and insight with respect to understanding the needs of the Company’s retail customers, as well as Wisconsin’s business environment. As the CEO of a large, diverse retailer, Mr. Bergstrom has a deep understanding of executive compensation issues and challenges and is well qualified to provide perspective on customer focus and satisfaction which continues to be a primary focus of the Company. Mr. Bergstrom also provides the Board with insight gained from his over 29 years of service as a director on WEC’s and its subsidiaries’ Boards, over 50 years of combined experience as a director on the boards of several other publicly traded U.S. corporations, and past or present directorships on the boards of several regional non-profit entities, including the Green Bay Packers, Inc.

Barbara L. Bowles. Age 67.

•     Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.

•     The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. Chief Executive Officer from 1989 to 2005.

•     Director of Hospira, Inc. since 2008.

•     Director of Black & Decker Corporation from 1993 to 2010.

•     Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998, and Wisconsin Gas LLC since 2000.

As founder, president, and CEO of The Kenwood Group, Inc., a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions, and endowments, Ms. Bowles has over 19 years of investment advisory experience. Before founding The Kenwood Group, Ms. Bowles, who is a Chartered Financial Analyst, was a chief investor relations officer for two Fortune 50 companies. Prior to that, she served as a portfolio manager and utility analyst for more than 10 years. With this combined experience, Ms. Bowles is well qualified to provide perspective to the Board as to what issues are important to large investors, particularly what is important to analysts covering the Company’s industry. Ms. Bowles also served as chief compliance officer for the mid-cap portfolios following The Kenwood Group’s merger with Profit Investment Management, through which she gained a deep understanding of corporate governance issues and concerns. This experience is invaluable for Ms. Bowles’ positions as chair of the WEC Corporate Governance Committee and presiding independent director. Ms. Bowles’ past and present service as a director of other public companies, including service on several audit and finance committees, provides a resource to the Board in discussions of issues facing the Company.

Wisconsin Energy Corporation	P-24	2015 Proxy Statement

Patricia W. Chadwick. Age 66.

•     Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets, business management, and global economics.

• Director of AMICA Mutual Insurance Company since 1992; Director of VOYA Mutual Funds (previously ING Mutual Funds) since 2006; and Director of The Royce Funds since 2009.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2006.

Ms. Chadwick, who is a Chartered Financial Analyst, was an investment professional/portfolio manager or principal for 30 years, and served as a director of research for four of those years. Since 1999, Ms. Chadwick has been president of Ravengate Partners, LLC, a firm that provides businesses and not-for-profit institutions with advice about the economy and the financial markets. As indicated above, Ms. Chadwick currently serves as a director on the boards of two registered investment companies. She has served as the Chair of multiple committees at AMICA Mutual Insurance Company, including the Audit Committee and the Nominating and Governance Committee. She is also the Chair of the IBF – International Bond Fund Committee at VOYA Mutual Funds and serves on the Audit Committee for The Royce Funds and Finance Committee for AMICA. Ms. Chadwick’s career and experience allow her to provide needed advice and insight to the Board on the capital markets. This perspective is valuable to WEC and its subsidiaries, which operate in a capital-intensive industry and must consistently access the capital markets. In addition, Ms. Chadwick’s service on the Board of AMICA has provided her with experience in dealing with insurance risk management issues.

Curt S. Culver. Age 62.

•     MGIC Investment Corporation – Non-Executive Chairman of the Board effective March 1, 2015. Served as Chairman from 2005 to February 2015, Chief Executive Officer from 2000 to February 2015, and President from 1999 to 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•     Mortgage Guaranty Insurance Corporation – Non-Executive Chairman of the Board effective March 1, 2015. Served as Chairman from 2005 to February 2015, Chief Executive Officer from 1999 to February 2015, and President from 1996 to 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

• Director of MGIC Investment Corporation since 1999.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2004.

Mr. Culver’s experience as Chairman and CEO of MGIC, which is headquartered in Milwaukee, Wisconsin, not only provides the Board with expertise in the financial markets and risk assessment and management, but also knowledge of the challenges and issues facing a public company headquartered in the same city as the Company. In addition, with his experience in the insurance industry, Mr. Culver is in a position to advise the Finance Committee on the Company’s insurance program and its effect on overall risk management. Mr. Culver also has past and present experience serving on the boards of numerous Milwaukee-area non-profit and two private, regional for-profit entities.

Thomas J. Fischer. Age 67.
• Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting and governance matters.
• Director of Actuant Corporation since 2003; Director of Badger Meter, Inc. since 2003; and Director of Regal Beloit Corporation since 2004.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2005.

As Principal of Fischer Financial Consulting LLC, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting and governance matters since 2002. Prior to this, Mr. Fischer, who is a Certified Public Accountant, worked for Arthur Andersen, which was a large, international independent public accounting firm, for 33 years, the last 22 as a partner responsible for services provided to large, complex public and private companies and several public utility audits. Combined with Mr. Fischer’s service as a director and member of the audit committees of three other Wisconsin-based public companies, Mr. Fischer provides the Board with a deep understanding of corporate governance issues, accounting and auditing matters, including financial reporting and regulatory compliance, and risk assessment and management. In light of this extensive experience, he is chair of the Audit and Oversight Committee.

Wisconsin Energy Corporation	P-25	2015 Proxy Statement

Gale E. Klappa. Age 64.
• Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since 2004, and President from 2003 to 2013.
• Wisconsin Electric Power Company – Chairman of the Board since 2004, and President and Chief Executive Officer since 2003.
• Wisconsin Gas LLC – Chairman of the Board since 2004, and President and Chief Executive Officer since 2003.
• Director of Badger Meter, Inc. since 2010; and Director of Joy Global Inc. since 2006.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2003.

As Chief Executive Officer of WEC and its two principal utility subsidiaries, Mr. Klappa represents and communicates management’s perspective to the Board. Mr. Klappa provides the Board with an understanding of the day-to-day operations of the Company, and, in turn, communicates the Board’s vision and direction for the Company to the other officers and management. Mr. Klappa has more than 40 years of experience working in the public utility industry, the last 22 at a senior executive level. Immediately prior to joining WEC in 2003, Mr. Klappa served as Executive Vice President and Chief Financial Officer of The Southern Company, a public utility holding company serving the southeastern United States. Mr. Klappa also served in various other leadership positions during his tenure at Southern, including Chief Strategic Officer and Chief Executive of the company’s subsidiary in the United Kingdom. Mr. Klappa currently serves on the boards of Edison Electric Institute, an association of U.S. stockholder-owned electric companies, and Electric Power Research Institute, an independent, non-profit research company performing research, development, and demonstration in the electricity sector.

Henry W. Knueppel. Age 66.

•     Regal Beloit Corporation – Retired Chairman of the Board and Chief Executive Officer. Served as Chief Executive Officer from 2005 to 2011 and as Chairman from 2006 to 2011. Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls, and power generation products.

•     Harsco Corporation – Independent, Non-Executive Chairman of the Board from September 2012 until September 2014. Served as Interim Chairman and Chief Executive Officer from February 2012 to September 2012. Harsco Corporation is a diversified, worldwide industrial services company.

•     Director of Regal Beloit Corporation since 1985; Director of Harsco Corporation since 2008; and Director of Snap-on Incorporated since 2011.

•     Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2013.

Prior to serving as Chief Executive Officer and Chairman of the Board, Mr. Knueppel held several leadership positions at Regal Beloit Corporation and had more than 30 years of senior management experience at the company. Mr. Knueppel’s years of service with Regal Beloit Corporation, a Wisconsin-based manufacturer of electrical motors, mechanical and electrical motion controls, and power generation products, provides him with knowledge of equipment used in the Company’s business. Mr. Knueppel continues to serve on Regal Beloit Corporation’s Board of Directors, as well as on the Boards of Directors of Harsco Corporation and Snap-On Incorporated, both large publicly-traded industrial companies. With his combined experience, Mr. Knueppel is well qualified to provide perspective on the issues facing the Company’s large commercial and industrial customers.

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Ulice Payne, Jr. Age 59.
• Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.
• Director of Manpower Group since 2007; and Trustee of The Northwestern Mutual Life Insurance Company since 2005. • Director of Badger Meter, Inc. from 2000 to 2010.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2003.

Mr. Payne has extensive leadership experience within the local community and the state of Wisconsin, previously serving as president and CEO of the Milwaukee Brewers Baseball Club, Inc., as managing partner of the Milwaukee office of Foley & Lardner, a Milwaukee-based law firm, and as Securities Commissioner for the state of Wisconsin. In addition, Mr. Payne is and has been involved in numerous Milwaukee-area non-profit entities, including serving as past chair of the Bradley Center Sports and Entertainment Corporation. Therefore, Mr. Payne is well positioned to provide the Board with perspective on the issues and challenges affecting the Milwaukee region as well as a broad spectrum of the Company’s customers. Mr. Payne presently advises on global trade compliance as Managing Member of Addison-Clifton, LLC, where Mr. Payne consistently deals with public policy and compliance matters, experience he brings to the Board. In addition, Mr. Payne’s past and present directorship experience on the boards of several public corporations includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

.	Mary Ellen Stanek. Age 58.

•    Baird Financial Group – Managing Director and Director of Asset Management since 2000; Baird Advisors – Chief Investment Officer since 2000; Baird Funds, Inc. – President since 2000. Baird Financial Group provides wealth management, capital markets, private equity, and asset management services to clients worldwide. Baird Advisors is an institutional fixed income investment advisor. Baird Funds, Inc. is a publicly registered investment company.

•    Director of Journal Communications Inc. since 2002; and Trustee of The Northwestern Mutual Life Insurance Company since 2009.

•    Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2012.

Ms. Stanek, who is a Chartered Financial Analyst, has over 35 years of investment management experience and is currently responsible for the development and portfolio management of all fixed income proprietary asset management services for Baird Financial Group. Ms. Stanek also co-manages several fixed income mutual funds as well as a number of taxable and tax-exempt portfolios. In addition to her positions set forth above, Ms. Stanek is also a director of Baird Financial Group. Because of her career and experience, Ms. Stanek brings significant knowledge and financial expertise about the financial markets to the Board and Finance Committee. In particular, Ms. Stanek’s focus on fixed income investments is valuable because WEC and its subsidiaries customarily issue debt securities as a means of raising capital. In addition, Ms. Stanek brings experience in dealing with insurance risk management issues through her service as a director of West Bend Mutual Insurance Company from 1999 until 2014. Ms. Stanek’s past and present experience serving on the boards of numerous Milwaukee-area non-profit institutions provides her with a good understanding of the issues and challenges that impact the Milwaukee region.

Wisconsin Energy Corporation	P-27	2015 Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Patricia W. Chadwick Henry W. Knueppel

•     Oversee the integrity of the financial statements.

•     Oversee management compliance with legal and regulatory requirements.

•     Review, approve, and evaluate the independent auditors’ services.

•     Oversee the performance of the internal audit function and independent auditors.

•     Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.

•     Prepare the report required by the SEC for inclusion in the proxy statement.

•     Establish procedures for the submission of complaints and concerns regarding WEC’s accounting or auditing matters.

•     The Audit and Oversight Committee conducted six meetings in 2014.

Compensation	• Identify through succession planning potential executive officers.
John F. Bergstrom, Chair Thomas J. Fischer Ulice Payne, Jr.

•     Provide a competitive, performance-based executive and director compensation program.

•     Set goals for the CEO, annually evaluate the CEO’s performance against such goals, and determine compensation adjustments based on whether these goals have been achieved.

•     Prepare the report required by the SEC for inclusion in the proxy statement.

•     The Compensation Committee conducted six meetings in 2014, including one joint meeting with the Corporate Governance Committee, and executed one signed, written unanimous consent.

Corporate Governance Barbara L. Bowles, Chair Curt S. Culver Henry W. Knueppel

•     Establish and annually review the Corporate Governance Guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders.

•     Establish and annually review director candidate selection criteria.

•     Identify and recommend candidates to be named as nominees of the Board for election as directors.

•     Lead the Board in its annual review of the Board’s performance.

•     The Corporate Governance Committee conducted three meetings in 2014, including one joint meeting with the Compensation Committee.

Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Mary Ellen Stanek

•     Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.

•     Authorize the issuance of corporate debt within limits set by the Board.

•     Discuss policies with respect to risk assessment and risk management.

•     Approve the Company’s financial plan, including the capital budget.

•     The Finance Committee conducted three meetings in 2014.

Executive Committee. The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies, and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Thomas J. Fischer, and Ulice Payne, Jr. The Executive Committee did not meet in 2014.

In addition to the number of committee meetings listed in the preceding table, the Board met ten times in 2014 and executed one signed, written unanimous consent. The average meeting attendance during the year was 97.5%. No director attended fewer than 93.8% of the total number of meetings of the Board and Board committees on which he or she served.

Generally, all directors are expected to attend the Company’s annual meetings of stockholders. All directors attended the 2014 Annual Meeting except for Mr. Culver.

Wisconsin Energy Corporation	P-28	2015 Proxy Statement

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by, or paid to each of WEC’s non-employee directors during 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash	Stock Awards (1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
	($)	($)	($)	($)	($)	($)	($)
John F. Bergstrom	87,000	90,000	—	—	—	25,285	202,285
Barbara L. Bowles	85,000	90,000	—	—	—	23,313	198,313
Patricia W. Chadwick	75,000	90,000	—	—	—	25,796	190,796
Curt S. Culver	85,000	90,000	—	—	—	18,122	193,122
Thomas J. Fischer	90,000	90,000	—	—	—	29,469	209,469
Henry W. Knueppel	75,000	90,000	—	—	—	—	165,000
Ulice Payne, Jr.	75,000	90,000	—	—	—	13,128	178,128
Mary Ellen Stanek	75,000	90,000	—	—	—	—	165,000

(1)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, of restricted stock awards made to the directors in 2014. Each restricted stock award vests in full on the third anniversary of the grant date.

(2)	Other than Mr. Knueppel (4,530 shares) and Ms. Stanek (7,159 shares), each current director held 7,096 shares of restricted stock as of December 31, 2014.

(3)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

Compensation of the Board of Directors

2014 Compensation. During 2014, each non-employee director received an annual retainer fee of $75,000. Non-employee chairs of the Finance Committee and the Corporate Governance Committee received a quarterly retainer of $2,500, the chair of the Compensation Committee received a quarterly retainer of $3,000, and the chair of the Audit and Oversight Committee received a quarterly retainer of $3,750. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). On January 2, 2014, each non-employee director also received the 2014 annual stock compensation award in the form of restricted stock equal to a value of $90,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage, and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards and their committees, a single annual retainer fee and quarterly committee chair retainer were paid. Fees were allocated among WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

Deferred Compensation Plan. Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured, and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust discussed later in this proxy statement.

Wisconsin Energy Corporation	P-29	2015 Proxy Statement

Charitable Awards Program. The Company has a Directors’ Charitable Awards Program under which it intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date, which includes all of the current directors except Mr. Knueppel and Ms. Stanek, were grandfathered.

2015 Compensation. In December 2014, the Compensation Committee conducted its annual review of non-employee director compensation and determined that the total directors’ compensation package was slightly below the market median. In order to continue to place more emphasis on the stock component of the directors’ pay package than the cash retainer, the Compensation Committee determined that it was appropriate to increase the annual restricted stock award by $10,000. As a result, effective January 1, 2015, upon the recommendation of the Compensation Committee, the Board of Directors increased the annual restricted stock award from $90,000 to $100,000.

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2015

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate, and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015. The Audit and Oversight Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP also served as the independent auditors for the Company for the last 13 fiscal years beginning with the fiscal year ended December 31, 2002.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them. Information concerning Deloitte & Touche LLP can be found in the following pages.

The Board of Directors recommends that you vote “FOR”

the ratification of Deloitte & Touche LLP as independent auditors for 2015.

Wisconsin Energy Corporation	P-30	2015 Proxy Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit (i) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (ii) written confirmation that the performance of any non-audit services is permissible and will not impact the firm’s independence. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre-approved.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the SEC or by the Public Company Accounting Oversight Board (United States) (“PCAOB”) to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions, or human resources, broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2014 and 2013 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2014	2013
Audit Fees (1)	$2,030,900	$1,811,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	2,970	4,950

Total	$2,033,870	$1,816,250

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (1) the annual financial statements of the Company and its subsidiaries, and (2) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.

(2)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP.

Wisconsin Energy Corporation	P-31	2015 Proxy Statement

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of WEC. In addition, the Audit and Oversight Committee oversees compliance with legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board, which can be found in the “Governance” section of the Company’s Website at www.wisconsinenergy.com.

The Audit and Oversight Committee is also responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Audit and Oversight Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2015, subject to stockholder ratification.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Audit and Oversight Committee held six meetings during 2014. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2014, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 16, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board that the audited financial statements be included in WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and filed with the SEC.

Respectfully submitted to WEC stockholders by the Audit and Oversight Committee of the Board.

The Audit and Oversight Committee

Thomas J. Fischer, Committee Chair

John F. Bergstrom

Barbara L. Bowles

Patricia W. Chadwick

Henry W. Knueppel

Wisconsin Energy Corporation	P-32	2015 Proxy Statement

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Wisconsin Energy Corporation	P-33	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board, the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of our NEOs for fiscal year 2014.

References to “we”, “us”, “our” and “WEC” in this discussion and analysis mean Wisconsin Energy Corporation and its management, as applicable.

EXECUTIVE SUMMARY

Overview

The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

2014 Highlights

WEC had another exceptional year in 2014. Financially, WEC again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 11th consecutive year. In January 2014, WEC’s Board of Directors increased the Company’s quarterly dividend to $0.39 per share, raising the annual dividend to $1.56 per share. And, in January 2015, the Board again raised the quarterly dividend 8.3 percent to $0.4225 per share, which is equivalent to an annual rate of $1.69 per share. The Company also achieved milestones in employee safety, customer satisfaction, and diversity during 2014, all of which are components of our short-term incentive compensation program. More specifically, the Company’s achievements included:

•

Entered into an agreement and plan of merger to acquire all of the outstanding shares of Integrys Energy Group (“TEG”), which we believe will create the leading electric and natural gas utility in the Midwest. A discussion of this transaction and its strategic and financial benefits for WEC and its stockholders and customers begins on page P-10 of this proxy statement.

•	Returned more than $370 million to stockholders during 2014 through dividends and share repurchases.

•	Achieved fully diluted adjusted earnings per share of $2.65, highest in the Company’s history. (1)

•	WEC common stock reached a then all-time high of $55.39 per share on December 29, 2014.

•	Named the most reliable utility in the Midwest for the fourth year in a row and the ninth time in the past 12 years.

•

Continued improvements in customer satisfaction based on customer surveys. Data indicated that the Company achieved its highest single month rating in history for customer satisfaction with respect to the particular transaction with the Company during December 2014.

(1)

Excludes costs of $0.06 per share related to our acquisition of Integrys. Adjusted earnings (non-GAAP earnings), which generally exclude nonoperational items that are not associated with the Company’s ongoing operations, are provided as a complement to, and should not be considered as an alternative to, reported earnings presented in accordance with GAAP. The excluded items are not indicative of the Company’s operating performance. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors to understand WEC’s operating performance. Management uses such measures internally to evaluate performance and manage operations.

Wisconsin Energy Corporation	P-34	2015 Proxy Statement

•	Achieved best overall employee safety results in Company history.

•	Exceeded workforce and supplier diversity targets for 2014.

•	Named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the seventh consecutive year.

Industry-Leading Stockholder Returns

As the following charts indicate, WEC again delivered industry-leading total stockholder returns for 2014. (2)

Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

These charts illustrate management’s delivery of long-term results for stockholders. In the context of an acquisition, the acquiring company will often see a decline in its stock performance during the pendency of the approval process for the transaction. In fact, WEC’s common stock closed at $46.89 per share on June 20, 2014, the last trading day prior to the announcement of WEC’s acquisition of TEG, and fell to a low of $45.21 on June 23, 2014, the day WEC announced the transaction. This is a drop of approximately 3.6%. Despite its initial drop, WEC’s stock price rebounded and, as indicated in the one-year total return chart above, outperformed the broader indices in 2014. We believe this indicates investors’ confidence in WEC’s management as well as the merits of the transaction. For all the reasons described under “Strategic Rationale for the Merger” and “Financial Rationale for the Merger” on pages P-10 through P-11 of this proxy statement,

(2)

The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2009. In addition to WEC, the Custom Peer Index Group consists of those 22 companies listed on page P-38 under “Competitive Benchmarking.” The Recomprised Custom Peer Index Group consists of the same companies except that it excludes Integrys and Pepco Holdings and includes TECO Energy.

Wisconsin Energy Corporation	P-35	2015 Proxy Statement

we believe WEC’s acquisition of TEG is in the best long-term interests of the Company’s stockholders and will deliver strong results for customers, stockholders, and employees.

In addition, at the beginning of 2015 WEC’s price to earnings valuation on expected earnings for 2015 was the highest of any company in the regulated utility sector.

Consideration of 2014 Stockholder Advisory Vote

After the 2014 Annual Meeting of Stockholders, at which the stockholders approved the compensation of our NEOs with almost 80% of the votes cast, the Compensation Committee considered the outcome and sought additional input from stockholders and other stakeholders as part of the Company’s ongoing stockholder outreach and engagement program.

In 2014, we spoke with 15 of our largest stockholders representing approximately 35% of shares outstanding and also met with proxy advisors. The Compensation Committee values this feedback, and has adopted several changes to the Company’s executive compensation program. We believe these changes are responsive to the input we received, and are in the best interests of WEC and its stockholders. The chart below summarizes the key points we heard, what action the Compensation Committee has taken, and when the changes were effective.

What We Heard	What We Did	When Effective
Add an additional performance measure to the STPP	Cash flow added as an additional performance measure, in addition to earnings per share from continuing operations. (page P-42)	Awards for 2015

Adopt a formal clawback policy

The Board adopted a policy that (i) applies to current and former executive officers, (ii) requires recoupment of excess incentive compensation earned due to an accounting restatement resulting from material noncompliance with financial reporting requirements and (iii) incorporates a three-year look-back. (page P-45)

Applies to incentive compensation awarded after December 4, 2014, the date of adoption

Consider a formal policy for tax gross-ups

A policy was adopted. The Company had not entered into agreements providing excise tax gross-ups for several years. Any gross-ups on executive benefits had been limited to a legacy group of plan participants. A formal policy was put in place prohibiting any new arrangements that would provide tax gross-ups going forward. (page P-46)

December 4, 2014, the date of adoption

Incorporate a double trigger for vesting upon a change in control for the Performance Unit Plan	The Performance Unit Plan was amended to provide for a double trigger. The plan now requires a separation from service following a change in control for vesting to occur. (page P-44)	January 1, 2015

Clarify that you have an anti-hedging and anti-pledging policy	Explained that our Corporate Securities Trading Policy already prohibited these activities; committed to enhancing our disclosure.	See page P-45 of this Proxy Statement

In addition to these changes, the Compensation Committee retained Frederic W. Cook & Co. as a compensation consultant in 2015 to evaluate and make recommendations with respect to WEC’s compensation program.

Components of Our Executive Compensation Program

We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options, and restricted stock. We analyze market data obtained from Towers Watson, a compensation consulting firm utilized by management, to help determine the appropriate level of compensation for each NEO. As shown in the charts below, 87 percent of Mr. Klappa’s total direct compensation as CEO and an average of 79 percent of the other NEOs’ total direct compensation is tied to Company performance and is not guaranteed.

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In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program.

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open market purchases to satisfy our benefit plan obligations, including the exercise of stock options and vesting of restricted stock. In fact, the Company ended 2014 with fewer shares outstanding than at the end of 2013.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components and the extent to which we analyzed market data in establishing each individual component in 2014.

Compensation Governance and Practices

The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted below is an overview of our current compensation practices.

What We Do

•	Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with our strategic goals.

•	A substantial portion of compensation is at risk and tied to Company performance.

•	The compensation program has a long-term orientation aligned with stockholder interests.

•	The Compensation Committee reviews competitive employment market data from a wide range of businesses throughout general industry when making compensation decisions.

•	We have implemented a clawback policy that provides for the recoupment of incentive-based compensation. (page P-45)

•	Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with stockholder and customer interests. (page P-40)

•	The Performance Unit Plan award payouts are based on stockholder return as compared to an appropriate peer group.

•	The Performance Unit Plan requires a separation from service following a change in control for award vesting to occur. (page P-44)

•	Equity award and other benefit plan obligations are satisfied through open market purchases of WEC common stock.

•	Meaningful stock ownership requirements for senior executives. (page P-45)

•	Engagement with investors to ensure that compensation practices are responsive to stockholder interests. (page P-36)

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What We Do

•	We prohibit hedging and pledging of WEC common stock. (page P-45)

•	We adopted a formal policy that prohibits entry into any new arrangements that obligate the Company to pay directly or reimburse individual tax liability for benefits provided by the Company. (page P-46)

•	We prohibit repricing of stock options without stockholder approval.

Competitive Benchmarking

As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Towers Watson. For 2014, Towers Watson provided us with compensation data from its 2014 Executive Compensation Data Bank, which contains information obtained from 446 companies of varying sizes in a wide range of businesses throughout general industry. These companies are listed in Appendix A to this proxy statement.

Instead of the broad group of companies used for general compensation comparisons, for purposes of measuring the Company’s total stockholder return with respect to awards under its Performance Unit Plan, WEC compares itself with the peer group of companies described below. In addition to Wisconsin Energy Corporation, the 2014 peer group originally included:

• Alliant Energy Corporation	• DTE Energy Co.	• Integrys Energy Group, Inc.	• Portland General Electric
• Ameren Corporation	• Duke Energy Corp.	• NiSource Inc.	• SCANA Corporation
• American Electric Power Company, Inc.	• Eversource Energy (f/k/a Northeast Utilities)	• OGE Energy Corp.	• The Southern Company
		• Pepco Holdings, Inc.	• Westar Energy, Inc.
• Avista Corporation		• PG&E Corporation	• Xcel Energy Inc.
• CMS Energy Corporation	• FirstEnergy Corp.	• Pinnacle West Capital Corporation
• Consolidated Edison, Inc.	• Great Plains Energy, Inc.

This peer group was chosen because we believe these companies are similar to WEC in terms of business model and long-term strategies, with a focus on regulated utility operations rather than a non-regulated business model. Certain utilities that had a strong regulated business in the past have diversified into master limited partnerships for their natural gas pipeline business and real estate investment trusts to hold their renewable investments. Because this is a different business model than WEC’s, these companies have been excluded from the peer group.

In addition, in December 2014, the Compensation Committee determined that Pepco Holdings and Integrys Energy Group should be removed from the custom peer group for the 2014, 2013 and 2012 awards of performance units. In April 2014 and June 2014, Exelon Corp. announced its acquisition of Pepco Holdings and we announced our acquisition of TEG, respectively. Upon each respective announcement, there was a significant increase in Pepco’s and TEG’s stock price which we believe was not the result of ongoing operating performance. Pepco’s and TEG’s stock prices continued to reflect these extraordinary events through 2014. This action is consistent with the Compensation Committee’s past decisions to adjust the peer group to account for the impact of mergers and acquisitions.

Effective with the 2015 performance unit awards, the Compensation Committee added TECO Energy, Inc. to the peer group.

DETERMINATION OF MARKET MEDIAN

We use the Towers Watson survey data to establish the “market median” for each NEO. For purposes of determining the 2014 compensation of Messrs. Klappa and Keyes, and Ms. Martin, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company to WEC in general industry based on our analysis of the Towers Watson survey data.

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With respect to Mr. Garvin, given the scope of his responsibilities as Senior Vice President – External Affairs of the Company, we considered the average of (1) the median level for an individual serving as the top governmental relations officer of a company comparable in size to WEC and (2) the median level for a “sector head” of a company comparable in size to WEC in the energy services industry. We define a “sector head” as an individual in charge of an area of a company that is a significant source of revenue for that company. We determined that Mr. Garvin’s compensation should reflect the complexity of the energy services industry and the significant impact the state and federal regulatory process has on the financial condition of the Company.

There is not a well-defined market median for Mr. Leverett because of his unique role as both the principal executive officer of our electric generation operations and President of the holding company.

Our comparison of each component of compensation with the appropriate market data when setting the compensation levels of our NEOs drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

ANNUAL BASE SALARY

The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

In determining the annual base salaries to be paid to our NEOs, we generally target base salaries to be within 10% of the market median for each NEO. However, the Compensation Committee may, in its discretion, adjust base salaries outside of this 10% band when the Compensation Committee deems it appropriate. The extent to which the Compensation Committee exercised discretion in establishing 2014 base salaries is set forth below.

Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of the Company’s operations. At the beginning of each year, Mr. Klappa develops a list of goals for WEC and its employees to achieve during the upcoming year. At the end of the year, Mr. Klappa measures the performance of the Company against each stated goal and reports the results to the Board. The Compensation Committee then takes the Company’s performance into consideration when establishing Mr. Klappa’s compensation for the upcoming year. Mr. Klappa undertakes a similar process with the NEOs, who develop individual goals related to the achievement of the Company’s goals developed by Mr. Klappa. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer take into consideration the level of such performance.

The Compensation Committee also believes that Mr. Klappa’s compensation should reflect the fact that his tenure of 11 years as CEO is longer than many of those in the traditional market median. As a complement to the Towers Watson data, we conducted an analysis of compensation data from the twenty most valuable electric utility companies by market capitalization (3) in order to calibrate the effect on base salaries of longer service in the CEO position. The Compensation Committee discussed the results of this analysis and determined that the data indicated a distinction in the median salary for those CEOs who had served as a CEO for more than five years. Based upon all of the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee determined it was appropriate to revise the market median for Mr. Klappa and to set his 2014 annual base salary at $1,283,040, approximately 3% outside this target range. This represents a 3.1% increase over Mr. Klappa’s 2013 base salary.

Based upon Mr. Leverett’s significant contributions to the success of the Company, the Compensation Committee increased Mr. Leverett’s base salary approximately 3.2% over his 2013 base salary that became effective upon being named President of WEC in August 2013.

With respect to each other NEO, Mr. Klappa recommended an annual base salary to the Compensation Committee based upon a review of the market compensation data provided by Towers Watson and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an average increase in annual

(3)	The 20 most valuable electric utility companies by market capitalization, as determined by publicly available data, were AES Corp.; American Electric Power Co.; CenterPoint Energy; Consolidated Edison; Dominion Resources; DTE Energy Co.; Duke Energy Corp.; Edison International; Entergy Corp.; Eversource Energy (f/k/a Northeast Utilities); Exelon Corp.; FirstEnergy Corp.; NextEra Energy; PG&E Corp.; PPL Corp.; Public Service Enterprise Group; Sempra Energy; The Southern Company; Wisconsin Energy Corporation; and Xcel Energy.

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base salary of just over 3% for Messrs. Keyes and Garvin, and Ms. Martin. The annual base salaries of Messrs. Keyes and Garvin, and Ms. Martin, were within 10% of the appropriate market median discussed above.

ANNUAL CASH INCENTIVE COMPENSATION

We provide annual cash incentive compensation through our Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to NEOs based upon the achievement of pre-established stockholder, customer, and employee focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.

2014 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our NEOs. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett, and Garvin has an employment agreement with WEC that specifies a target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. The terms of Messrs. Klappa’s and Leverett’s employment agreements provide that the target award may not be adjusted below these levels unless the Board or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into. The market data we reviewed in connection with determining 2014 compensation indicated that Mr. Klappa’s then current target level was below the median for similar officers in similarly sized companies in general industry. As a result, the Compensation Committee approved an increase in Mr. Klappa’s target award level to 110% from 105% of annual base salary.

The target award levels of Messrs. Keyes and Garvin, and Ms. Martin, reflect median incentive compensation practices as indicated by the market data. We believe Mr. Leverett’s target award level reflects market competitive practices given his unique position at the Company and demonstrated leadership.

The 2014 target awards for each NEO were as follows:

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	110%
Mr. Keyes	75%
Mr. Leverett	90%
Ms. Martin	70%
Mr. Garvin	60%

For 2014, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based on performance.

2014 Performance Goals. The Compensation Committee adopted the 2014 STPP with a continued principal focus on financial results. In December 2013, the Compensation Committee approved WEC earnings per share from continuing operations as the primary performance measure to be used in 2014. We continue to believe earnings per share from continuing operations is a key indicator of financial strength and performance and is recognized as such by the investment community. In January 2014, the Compensation Committee approved the performance goals under the STPP for WEC’s earnings per share from continuing operations as follows:

Earnings Per Share Performance Goal	Earnings Per Share CAGR	Payout Level
$2.48	4.4%	25%
$2.50	4.7%	50%
$2.52	5.0%	100%
$2.54	5.3%	125%
$2.57	5.6%	200%

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If the Company’s performance falls between these levels, the payout level is determined by interpolating on a straight line basis the appropriate payout level.

The Company’s growth plan, which has been communicated to the public, calls for a compound annual growth rate (“CAGR”) in earnings per share from continuing operations of 4.0% to 6.0% starting with WEC’s 2011 earnings per share from continuing operations of $2.18. At the time the Compensation Committee was establishing targets for 2014, we believed that this CAGR plus the continued industry-leading growth in WEC’s dividend would support a premium valuation as compared to the Company’s peers. Rather than provide for a payout at a 4.0% CAGR, the Compensation Committee determined that the Company would need to achieve a CAGR of 4.4%, which would result in 2014 earnings per share of $2.48, to reach the minimum payout level. The Compensation Committee then tied achievement of the remaining payout levels (below target, target, above target and maximum) to earnings per share corresponding to incremental increases of 0.03% in the CAGR. While achievement of the other payout levels required increases of two cents per share, the Compensation Committee determined that achievement of the maximum payout level should require more of an increase. Therefore, an incremental increase of three cents per share would be required to achieve the maximum payout level.

Similar to prior years, in December 2013 and January 2014, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon the Company’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%), and safety (2.5%). The Compensation Committee recognizes the importance of strong operational results to the success of the Company and has identified these three operational areas in particular as being critical to that success.

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate.

2014 Performance under the STPP. In January 2015, the Compensation Committee reviewed our actual performance for 2014 against the financial and operational performance goals established under the STPP, subject to final audit. In 2014, the Company’s financial performance satisfied the maximum payout level established for earnings per share from continuing operations. Our earnings per share from continuing operations were $2.65 for 2014, highest in the Company’s history. This earnings level equates to a CAGR of 6.7% from WEC’s 2011 earnings per share. To compute earnings per share from continuing operations, we excluded from earnings per share of $2.59 costs related to WEC’s acquisition of TEG in the amount of $0.06 per share. Our earnings per share from continuing operations is not a measure of financial performance under generally accepted accounting principles.

By satisfying the maximum payout level with respect to earnings per share from continuing operations, the NEOs earned 200% of the target award from the financial goal component of the STPP.

With respect to operational goals in 2014, our performance generated a 5% increase to the compensation awarded under the STPP, as detailed below. The Company achieved the best overall safety performance in its history in 2014, exceeding the target levels for both Occupational Safety and Health Administration (OSHA) recordable injuries and lost-time injuries leading to a 2.5% increase in the STPP award. The Company exceeded target level performance with respect to both supplier and workforce diversity, resulting in an increase in the STPP award of 2.5% for 2014. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with the Company during the year, which measured (1) our customers’ satisfaction with the Company overall and (2) our customers’ satisfaction with respect to their particular transactions with the Company. In 2014, the Company exceeded the target level related to satisfaction with the particular interaction, but fell slightly short of the target level related to overall satisfaction with the Company. Therefore, the Company’s performance in customer satisfaction did not have any impact on the award.

The Compensation Committee did not factor individual contributions into determining the amount of the awards for the NEOs. Because the Company’s performance against the financial and operational goals resulted in significant STPP awards in 2014, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,893,255 for 2014. This represented 225% of his annual base salary. Messrs. Keyes, Leverett and Garvin, and Ms. Martin, received annual cash incentive compensation for 2014 under the STPP equal to 154%, 185%, 123% and 143% of their respective annual base salaries, representing 205% of the target award for each officer.

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Changes to STPP for 2015 – Financial Performance Measures. For 2015, the Compensation Committee adopted a second financial performance measure with respect to the vesting of the annual incentive award under the STPP. In general, the 2015 annual incentive will be dependent upon financial achievement determined by WEC’s performance against targets for both earnings from continuing operations (75% weight) and cash flow (25% weight).

Short-Term Dividend Equivalents. Under the STPP, certain officers, including the NEOs, and employees are eligible to receive dividend equivalents in an amount equal to the number of performance units at the target 100% rate held by each such officer and employee on the dividend declaration date multiplied by the amount of cash dividends paid by WEC on a share of its common stock on such date. The short-term dividend equivalents vest at the end of each year only if WEC achieves the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards. For 2014, the Compensation Committee determined that the short-term dividend equivalents would be dependent upon WEC’s performance against a target for earnings from continuing operations. The Compensation Committee established $2.52 per share, which was the earnings per share from continuing operations necessary to achieve a 5.0% CAGR, as the target, and the Company achieved $2.65 per share.

LONG-TERM INCENTIVE COMPENSATION

The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan, amended and restated effective May 5, 2011, which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.

Performance Units. Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Under the terms of the performance units, payouts are based on the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

Stock Options. Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

Restricted Stock. The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2014 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each NEO in 2014, we analyzed the market compensation data included in the Towers Watson survey. For Messrs. Klappa, Keyes and Garvin, and Ms. Martin, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. These target values were presented to and approved by the Compensation Committee. We also calculated a target value of long-term incentive awards for Mr. Leverett using this method. However, because of Mr. Leverett’s role in the Company’s succession plan, we recommended, and the Compensation Committee approved, a higher target value.

For 2014, the Compensation Committee approved a long-term incentive award consisting of performance units, stock options, and restricted stock. Performance units are the largest component of the long-term incentive award. The Compensation Committee continues to believe that the long-term award must be tied to Company performance and stockholder value and that performance units are an effective tool to achieve this goal.

2014 Stock Option Grants. In December 2013, the Compensation Committee approved the grant of stock options to each of our NEOs and established an overall pool of options that were granted to approximately 100 other employees. These option grants were made effective January 2, 2014, the first trading day of 2014. The options were granted with an

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exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” beginning on page P-59 for additional information.

For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. This valuation approach is consistent with the market information we review from Towers Watson. The following table provides the number of options granted to each NEO in 2014.

Executive Officer	Options Granted
Mr. Klappa	302,535
Mr. Keyes	57,335
Mr. Leverett	134,055
Ms. Martin	32,705
Mr. Garvin	24,665

For financial reporting purposes, the stock options granted in 2014 had a grant date fair value of $3.51 per option for Mr. Klappa and Ms. Martin, and a grant date fair value of $5.01 for Messrs. Keyes, Leverett and Garvin. Mr. Klappa and Ms. Martin are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value.

2014 Restricted Stock Awards. In December 2013, the Compensation Committee also approved the grant of restricted stock to each of our NEOs and established an overall pool of restricted stock that was granted to approximately 100 other employees. These grants were also made effective January 2, 2014. The restricted stock vests in three equal annual installments beginning on January 2, 2015. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” beginning on page P-59 for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when the Company pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $41.16 per share. This value was based on the volume weighted price of WEC’s common stock for the ten trading days beginning on December 2, 2013 and ending on December 13, 2013. The Compensation Committee uses the volume weighted price in order to minimize the impact of day to day volatility in the stock market. The measurement period is customarily early to mid- December to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in 2014.

Executive Officer	Restricted Stock Granted
Mr. Klappa	18,144
Mr. Keyes	3,438
Mr. Leverett	8,040
Ms. Martin	1,962
Mr. Garvin	1,479

2014 Performance Units. In 2014, the Compensation Committee granted performance units to each of our NEOs and approved a pool of performance units that were granted to approximately 100 other employees. With respect to the 2014 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2016, as compared to the total stockholder return of the custom peer group previously described under “Competitive Benchmarking,” again excluding TEG and Pepco Holdings. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an

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initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the NEO’s employment by reason of disability or death or (2) a change in control of WEC while the NEO is employed by WEC. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used a value of $41.16 per unit, the same value used for the restricted stock. The following table provides the number of units granted to each NEO at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	78,620
Mr. Keyes	14,900
Mr. Leverett	34,840
Ms. Martin	8,500
Mr. Garvin	6,410

Amendment of Performance Unit Plan – Vesting Double Trigger. The Compensation Committee amended and restated the WEC Performance Unit Plan effective January 1, 2015, to incorporate a double trigger for the vesting of performance units awarded under the plan upon a change in control. For awards granted on or after January 1, 2015, the plan now requires a separation from service after a change in control for vesting of the awards to occur.

2014 Payouts under Previously Granted Long-Term Incentive Awards. In 2012, the Compensation Committee granted performance unit awards to participants in the plan, including the NEOs. The terms of the performance units granted in 2012 were substantially similar to those of the performance units granted in 2014 described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2014 units.

Payouts under the 2012 performance units were based on our total stockholder return for the three-year performance period ended December 31, 2014 against the same group of peer companies used for the 2014 performance unit awards, except that the 2012 peer group of companies included Sempra Energy. Sempra was removed from the peer group for subsequent performance unit awards because its long-term business model no longer compared to WEC’s. The percentage of Sempra’s earnings from U.S. utility operations is expected to drop as more growth is expected from its international operations.

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For the three-year performance period ended December 31, 2014, our total stockholder return was at the 52nd percentile of the peer group, resulting in the performance units vesting at a level of 102.4%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($52.74) on December 31, 2014, the last trading day of the performance period. The actual payout to each NEO is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2014” table.

COMPENSATION RECOUPMENT POLICY

Accountability is a fundamental value of WEC. To reinforce this value through the Company’s executive compensation program, in December 2014, the Compensation Committee adopted a clawback policy that provides for the recoupment of incentive-based compensation in the event WEC is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws (other than restatements permitted as a result of changes in accounting principles or interpretation). Pursuant to the policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three year period preceding the date on which WEC is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results. The Company may also recover incentive-based compensation if an executive officer’s employment is terminated for cause, or the executive officer violates a noncompetition or other restrictive covenant.

STOCK OWNERSHIP GUIDELINES

The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of the Company. These guidelines provide that each executive officer, including the NEOs, should, over time (generally within five years of appointment as an executive officer), acquire and hold Company common stock having a minimum fair market value ranging from 250% to 500% of base salary. In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC phantom stock units held in the Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; performance units at target; and shares held by a brokerage account, jointly with an immediate family member or in a trust.

The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in July 2014. The Compensation Committee determined that all of the NEOs satisfied, or were making appropriate progress to satisfy, these guidelines.

PROHIBITION ON HEDGING AND PLEDGING

The Company’s Corporate Securities Trading Policy prohibits the use of any strategies or products, including derivatives and short-selling techniques, to hedge against potential changes in the value of WEC’s common stock. The policy also prohibits the holding of WEC securities in a margin account, as well as the pledging of WEC securities as collateral for a loan.

LIMITED TRADING WINDOWS

Officers, including the NEOs, other key employees, and the Company’s directors may only transact in WEC securities during approved trading windows after satisfying mandatory pre-clearance requirements.

RETIREMENT PROGRAMS

We also maintain retirement plans in which our NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental executive retirement plan, and individual letter agreements with some of the NEOs. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2014” and “Retirement Plans.”

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OTHER BENEFITS, INCLUDING PERQUISITES

The Company provides its executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the Board requires annually, limited spousal travel for business purposes, and monitoring costs related to a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the NEOs and other designated officers.

We periodically review market data regarding executive perquisite practices. In 2013, we reviewed a survey of 335 companies throughout general industry conducted by The Ayco Company, L.P., a financial services firm (“AYCO”). We reviewed 2013 data because this survey is conducted every two years. Based upon this review, we believe that the perquisites we provide to the executive officers are generally market competitive and reflect the practices of other similarly-sized companies. Effective January 1, 2014, the Compensation Committee increased the annual financial planning allowance for executive officers to $18,000 from $15,000. The last modification to the allowance occurred in 2004, and general inflation over the nine-year period had caused the fees charged by our preferred provider to overtake the financial planning allowance. WEC has a legacy group of executives who are still eligible for gross-ups. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of the preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser.

We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the NEOs, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane utilized by the Company. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary at the time of death.

TAX GROSS-UP POLICY

In December 2014, the Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of the Company that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from this policy are (i) agreements or arrangements entered into prior to December 2014, (ii) agreements or arrangements entered into prior to, and assumed by the Company in connection with, any merger or acquisition, or (iii) plans or policies applicable to Company employees generally.

This policy formalizes WEC’s practice since the beginning of 2006 to not include any provisions requiring a gross-up for excise tax in any new executive employment agreement, as well as the Compensation Committee’s policy since July 2011 to eliminate tax gross-ups on perquisites provided by the Company to its officers (except to officers who were already receiving gross-ups as of July 2011). Of the NEOs, Messrs. Klappa, Leverett and Garvin, and Ms. Martin, were receiving gross-ups from the Company prior to July 2011.

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SEVERANCE BENEFITS AND CHANGE IN CONTROL

Several years ago, the Compensation Committee determined that it would no longer offer severance and change in control benefits in employment agreements. Therefore, Messrs. Keyes and Garvin, and Ms. Martin, have not entered into an employment agreement that provides for these benefits. However, they are eligible to participate in the Company’s Severance Pay Plan. Prior to that time, each of Messrs. Klappa and Leverett entered into an employment agreement with the Company which includes severance and change in control provisions. For a discussion of the severance and change in control benefits available under these agreements, and to our executive officers generally, see “Potential Payments upon Termination or Change in Control.”

In addition, our supplemental pension plan provides that in the event of a change in control, each NEO will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

IMPACT OF PRIOR COMPENSATION

The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program.

With respect to 2014 compensation for the NEOs, the stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance-based compensation under Section 162(m). The remaining components of the 2014 compensation program do not qualify for tax deductibility under Section 162(m).

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair
Thomas J. Fischer
Ulice Payne, Jr.

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EXECUTIVE COMPENSATION TABLES

The following table summarizes total compensation awarded to, earned by, or paid to WEC’s Chief Executive Officer, Chief Financial Officer, and each of WEC’s other three most highly compensated executive officers as of December 31, 2014 (the “NEOs”).

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus		Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7) (8)	Total
		($)	($)		($)	($)	($)	($)	($)	($)
Gale E. Klappa
Chairman of the Board and	2014	1,283,040	—		3,969,744	1,061,898	3,289,058	2,647,425	246,641	12,497,806
Chief Executive Officer	2013	1,243,256	—		3,727,719	1,443,747	3,097,587	29,170	229,347	9,770,826
of WEC, WE and WG;	2012	1,209,393	—		3,991,025	763,287	2,951,811	3,938,995	223,467	13,077,978
President of WE and WG
J. Patrick Keyes
Executive Vice President	2014	515,536	—		752,317	287,248	846,957	105,365	70,153	2,577,576
and Chief Financial Officer	2013	500,520	—		740,397	380,107	798,334	55,712	48,771	2,523,841
of WEC, WE and WG	2012	345,400	—		163,495	41,422	413,593	39,508	40,691	1,044,109
Allen L. Leverett
President of WEC;	2014	774,000	—		1,759,152	671,616	1,598,927	1,578,300	125,250	6,507,245
Executive Vice President	2013	705,139	—		1,533,874	787,466	1,446,375	11,124	103,074	4,587,052
of WE and WG	2012	652,856	—		1,754,910	444,510	1,293,839	1,115,374	104,251	5,365,740
Susan H. Martin (1)
Executive Vice President,	2014	430,499	—		429,204	114,795	649,371	79,808	110,671	1,814,348
General Counsel and	2013	417,960	—		431,052	166,965	621,419	72,942	87,549	1,797,887
Corporate Secretary of
WEC, WE and WG
Robert M. Garvin
Senior Vice President	2014	386,548	30,000	(2)	323,646	123,572	505,437	72,709	61,126	1,503,038
of WEC, WE and WG	2013	374,562	20,000	(2)	263,531	135,301	479,221	50,059	62,456	1,385,130
	2012	363,300	—		300,483	76,131	466,272	49,299	51,070	1,306,555

(1)	Ms. Martin became a NEO in 2013. Therefore, no information has been provided for 2012.

(2)	Constitutes discretionary bonuses paid to Mr. Garvin for exceptional work on legislative and regulatory matters during 2014 and 2013.

(3)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and restricted stock awarded to each NEO in the respective year for which such amounts are reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company.

The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, is $7,256,233, $1,375,196, $3,215,558, $591,637 and $784,508, respectively, for the 2014 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Keyes,

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Leverett and Garvin, and Ms. Martin, is $7,462,499, $1,482,258, $3,070,681, $527,453 and $862,985, respectively, for the 2013 awards.

(4)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note A — Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements in our 2014 Annual Report on Form 10-K for a description of these assumptions. For 2014, the assumptions made in connection with the valuation of the stock options are the same as described in Note A, except that the expected life of the options is 4.2 years for Mr. Klappa and Ms. Martin, and 7.8 years for Messrs. Keyes, Leverett and Garvin, and the expected forfeiture rate is 0%. The change in the expected life of the options as set forth in Note A resulted from the fact that Mr. Klappa and Ms. Martin were “retirement eligible” as of December 31, 2014, and Messrs. Keyes, Leverett and Garvin were not, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the NEOs will not forfeit any of their stock options.

(5)	Consists of the annual incentive compensation and short-term dividend equivalents earned under WEC’s STPP. The amounts earned for each award for 2014 are shown below.

Name	Annual Incentive Award ($)	Short-Term Dividend Equivalents ($)	Total ($)
Gale E. Klappa	2,893,255	395,803	3,289,058
J. Patrick Keyes	792,637	54,320	846,957
Allen L. Leverett	1,428,030	170,897	1,598,927
Susan H. Martin	617,765	31,606	649,371
Robert M. Garvin	475,454	29,983	505,437

(6)

The amounts reported for 2014, 2013 and 2012 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2013 to December 31, 2014, December 31, 2012 to December 31, 2013 and December 31, 2011 to December 31, 2012, respectively. For 2013 and 2012, the amounts reported also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code.

For 2014, 2013 and 2012, the applicable discount rate used to value pension plan liabilities moved from 5.00% to 4.15%, 4.10% to 5.00% and 5.05% to 4.10%, respectively. As the discount rate decreases, the Company’s pension funding obligation increases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs.

The pension values reported represent only WEC’s obligation of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans. Messrs. Klappa and Leverett are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, WEC may be obligated to pay the total amount.

(7)

During 2014, each NEO received financial planning services and the cost of an annual physical exam; Messrs. Klappa, Leverett and Garvin, and Ms. Martin, received reimbursement for club dues; Messrs. Klappa, Keyes and Leverett were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for monitoring costs related to a home security system. In addition, the NEOs were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2014, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected in the Summary Compensation Table (see the third bullet point in Note 8 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

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(8)

For Mr. Klappa, the amount reported in All Other Compensation for 2014 includes $19,654 attributable to WEC’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

All Other Compensation for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, for 2014 also consists of:

•	Employer matching of contributions into the 401(k) plan in the amount of $10,400 for Mr. Klappa, $10,013 for Mr. Keyes, and $10,050 for Messrs. Leverett and Garvin, and Ms. Martin;
•

“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $148,366, $41,403, $71,389, $23,846 and $31,211, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $35,274, $21,223, $9,090 and $24,422 for Messrs. Klappa, Leverett and Garvin, and Ms. Martin, respectively.

Percentages of Total Compensation

In 2014, for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, (1) salary (as reflected in column (c) above) represented approximately 10%, 20%, 12%, 26% and 24%, respectively, of total compensation (as shown in column (j) above), (2) annual incentive compensation and short-term dividend equivalents (as reflected in column (g) above) represented approximately 26%, 33%, 25%, 34% and 36%, respectively, of total compensation, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 37%, 53%, 36%, 59% and 60%, respectively, of total compensation.

In 2013, for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, (1) salary (as reflected in column (c) above) represented approximately 13%, 20%, 15%, 27% and 23%, respectively, of total compensation (as shown in column (j) above), (2) annual incentive compensation and short-term dividend equivalents (as reflected in column (g) above) represented approximately 32%, 32%, 32%, 35% and 35%, respectively, of total compensation, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 44%, 51%, 47%, 63% and 58%, respectively, of total compensation.

In 2012, for Messrs. Klappa, Keyes, Leverett and Garvin, (1) salary represented approximately 9%, 33%, 12% and 28%, respectively, of total compensation, (2) annual incentive compensation and short-term dividend equivalents represented approximately 23%, 40%, 24% and 36%, respectively, of total compensation, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 32%, 73%, 36% and 63%, respectively, of total compensation.

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GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2014

The following table shows additional data regarding incentive plan awards to the NEOs in 2014.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Action Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Securities Underlying Options	Exercise or Base Price (6)	Closing Market Price
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Gale E.	1/16/14	—	352,836	1,411,344	2,963,822	—	—	—	—	—	—	—	—
Klappa	1/16/14	—	—	395,803	—	—	—	—	—	—	—	—	—
	1/02/14	12/5/13	—	—	—	19,655	78,620	137,585	—	—	—	—	3,225,386
	1/02/14	12/5/13	—	—	—	—	—	—	18,144	—	—	—	744,358
	1/02/14	12/5/13	—	—	—	—	—	—	—	302,535	41.025	40.73	1,061,898
J. Patrick	1/16/14	—	96,663	386,652	811,969	—	—	—	—	—	—	—	—
Keyes	1/16/14	—	—	54,320	—	—	—	—	—	—	—	—	—
	1/02/14	12/5/13	—	—	—	3,725	14,900	26,075	—	—	—	—	611,273
	1/02/14	12/5/13	—	—	—	—	—	—	3,438	—	—	—	141,044
	1/02/14	12/5/13	—	—	—	—	—	—	—	57,335	41.025	40.73	287,248
Allen L.	1/16/14	—	174,150	696,600	1,462,860	—	—	—	—	—	—	—	—
Leverett	1/16/14	—	—	170,897	—	—	—	—	—	—	—	—	—
	1/02/14	12/5/13	—	—	—	8,710	34,840	60,970	—	—	—	—	1,429,311
	1/02/14	12/5/13	—	—	—	—	—	—	8,040	—	—	—	329,841
	1/02/14	12/5/13	—	—	—	—	—	—	—	134,055	41.025	40.73	671,616
Susan H.	1/16/14	—	75,337	301,349	632,833	—	—	—	—	—	—	—	—
Martin	1/16/14	—	—	31,606	—	—	—	—	—	—	—	—	—
	1/02/14	12/5/13	—	—	—	2,125	8,500	14,875	—	—	—	—	348,713
	1/02/14	12/5/13	—	—	—	—	—	—	1,962	—	—	—	80,491
	1/02/14	12/5/13	—	—	—	—	—	—	—	32,705	41.025	40.73	114,795
Robert M.	1/16/14	—	57,982	231,929	487,051	—	—	—	—	—	—	—	—
Garvin	1/16/14	—	—	29,983	—	—	—	—	—	—	—	—	—
	1/02/14	12/5/13	—	—	—	1,603	6,410	11,218	—	—	—	—	262,970
	1/02/14	12/5/13	—	—	—	—	—	—	1,479	—	—	—	60,676
	1/02/14	12/5/13	—	—	—	—	—	—	—	24,665	41.025	40.73	123,572

(1)	On December 5, 2013, the Compensation Committee awarded the 2014 option, restricted stock, and performance unit grants effective the first trading day of 2014 (January 2, 2014).

(2)

Non-equity incentive plan awards consist of annual incentive awards under WECs STPP (reported on the first line) and short-term dividend equivalents (reported on the second line). The short-term dividend equivalents only vest upon achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of the STPP and short-term dividend equivalents, see the Compensation Discussion and Analysis.

(3)	Consists of performance units awarded under the WEC Performance Unit Plan. For a more detailed description of the terms of the performance units, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)

Consists of non-qualified stock options to purchase shares of WEC common stock pursuant to the 1993 Omnibus Stock Incentive Plan. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

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(6)

The exercise price of the option awards is equal to the fair market value of WEC’s common stock on the date of grant, January 2, 2014. Fair market value is the average of the high and low prices of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Gale E. Klappa	471,790	—	—	24.0175	1/02/18	—	—	—	—
	551,960	—	—	21.1075	1/02/19	—	—	—	—
	131,060	—	—	24.92	1/04/20	—	—	—	—
	122,610	—	—	29.3475	1/03/21	—	—	—	—
	—	255,280	—	34.875	1/03/22	—	—	—	—
	—	479,650	—	37.46	1/02/23	—	—	—	—
	—	302,535	—	41.025	1/02/24	—	—	—	—
	—	—	—	—	—	37,313	1,967,888	—	—
	—	—	—	—	—	—	—	141,496	7,462,499
	—	—	—	—	—	—	—	137,585	7,256,233
J. Patrick Keyes	—	10,460	—	34.875	1/03/22	—	—	—	—
	—	95,265	—	37.46	1/02/23	—	—	—	—
	—	57,335	—	41.025	1/02/24	—	—	—	—
	—	—	—	—	—	6,184	326,144	—	—
	—	—	—	—	—	—	—	28,105	1,482,258
	—	—	—	—	—	—	—	26,075	1,375,196
Allen L. Leverett	193,683	—	—	24.0175	1/02/18	—	—	—	—
	292,000	—	—	21.1075	1/02/19	—	—	—	—
	68,210	—	—	24.92	1/04/20	—	—	—	—
	56,540	—	—	29.3475	1/03/21	—	—	—	—
	—	112,250	—	34.875	1/03/22	—	—	—	—
	—	197,360	—	37.46	1/02/23	—	—	—	—
	—	134,055	—	41.025	1/02/24	—	—	—	—
	—	—	—	—	—	16,118	850,063	—	—
	—	—	—	—	—	—	—	58,223	3,070,681
	—	—	—	—	—	—	—	60,970	3,215,558
Susan H. Martin	6,530	—	—	21.1075	1/02/19	—	—	—	—
	3,690	—	—	24.92	1/04/20	—	—	—	—
	3,390	—	—	29.3475	1/03/21	—	—	—	—
	—	6,530	—	34.875	1/03/22	—	—	—	—
	—	55,470	—	37.46	1/02/23	—	—	—	—
	—	32,705	—	41.025	1/02/24	—	—	—	—
	—	—	—	—	—	3,572	188,387	—	—
	—	—	—	—	—	—	—	16,363	862,985
	—	—	—	—	—	—	—	14,875	784,508
Robert M. Garvin	—	19,225	—	34.875	1/03/22	—	—	—	—
	—	33,910	—	37.46	1/02/23	—	—	—	—
	—	24,665	—	41.025	1/02/24	—	—	—	—
	—	—	—	—	—	2,866	151,153	—	—
	—	—	—	—	—	—	—	10,001	527,453
	—	—	—	—	—	—	—	11,218	591,637

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(1)	All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.

(2)

Effective January 3, 2012, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 20,193, 828, 8,880, 1,521 and 516 shares, respectively, which began vesting in three equal annual installments on January 3, 2013. Effective January 2, 2013, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 18,657, 3,705, 7,677, 1,320 and 2,157 shares, respectively, which began vesting in three equal annual installments on January 2, 2014. Effective January 2, 2014, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 18,144, 3,438, 8,040, 1,479 and 1,962 shares, respectively, which began vesting in three equal annual installments on January 2, 2015. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death, or disability or by action of the Compensation Committee.

(3)

The number of performance units reported were awarded in 2013 (first line) and 2014 (second line) and vest at the end of the three-year performance period ending December 31, 2015 and December 31, 2016, respectively. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount for 2013 and for 2014.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2014

This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested and (3) performance units that vested in 2014.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)(4)
	(#)	($)	(#)	($)
Gale E. Klappa	689,210	15,316,042	17,808	726,401
	—	—	96,506	5,089,773
J. Patrick Keyes	—	—	1,511	61,889
	—	—	3,952	208,462
Allen L. Leverett	482,817	10,957,483	7,759	316,441
	—	—	42,434	2,237,999
Susan H. Martin	20,520	490,626	1,025	41,940
	—	—	2,467	130,154
Robert M. Garvin	—	—	947	38,668
	—	—	7,265	383,171

(1)

Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC common stock at the time of exercise and the exercise price.

(2)

Reflects the number of shares of restricted stock that vested in 2014 (first line) and the number of performance units that vested as of December 31, 2014, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)

Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of WEC common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)	Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of WEC common stock on December 31, 2014.

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PENSION BENEFITS AT FISCAL YEAR-END 2014

The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2014 under WEC’s three different retirement plans discussed below.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
		(#)	($)	($)
Gale E. Klappa	WEC Plan	11.67	237,056	—
	SERP	11.67	2,768,154	—
	Individual Letter Agreement	37.33	22,077,330	—
J. Patrick Keyes	WEC Plan	3.67	66,387	—
	SERP	3.67	130,492	—
	Individual Letter Agreement	3.67	128,357	—
Allen L. Leverett	WEC Plan	11.50	238,069	—
	SERP	11.50	1,426,037	—
	Individual Letter Agreement	26.00	3,331,824	—
Susan H. Martin	WEC Plan	14.75	211,866	—
	SERP	14.75	207,908	—
	Individual Letter Agreement	—	—	—
Robert M. Garvin	WEC Plan	3.67	71,412	—
	SERP	3.67	108,856	—
	Individual Letter Agreement	3.67	64,180	—

(1)

Years of service are computed as of December 31, 2014, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa and Leverett have been credited with 25.66 and 14.5 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (“ILA“s). The increase in the aggregate amount of each of Messrs. Klappa’s and Leverett’s accumulated benefit under all of WEC’s retirement plans resulting from the additional years of credited service is $15,292,790 and $2,549,247, respectively.

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:
•	First projected unreduced retirement age based on current service:
•	For Mr. Klappa, age 64.33.
•	For Mr. Keyes, age 55.58.
•	For Mr. Leverett, age 65.
•	For Ms. Martin, age 62.67.
•	For Mr. Garvin, age 54.75.
•	Discount rate of 4.15%.
•	Cash balance interest crediting rate of 5.0%.
•	Form of payment:
•	Messrs. Klappa and Leverett: WEC Plan and SERP—Lump sum; ILA—Life annuity.
•	Messrs. Keyes and Garvin, and Ms. Martin: WEC Plan, SERP and ILA—Lump sum.
•	Mortality Table, for Messrs. Klappa’s and Leverett’s life annuity—IRS Prescribed Mortality.

(3)

WEC’s pension benefit obligations to Messrs. Klappa and Leverett will be partially offset by pension benefits Messrs. Klappa and Leverett are entitled to receive from their former employers. The amounts reported for Messrs. Klappa and Leverett represent only WEC’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s and Leverett’s accumulated benefit under all of the plans is $29,842,995 and $5,468,922 respectively,$4,760,455 and $472,993 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s or Mr. Leverett’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC may be obligated to pay the total amount.

RETIREMENT PLANS

WEC maintains three different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Plan”); a supplemental executive retirement plan (“SERP”); and ILAs. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa

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and Leverett is $3,805,759 and $1,850,430, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Keyes and Garvin, and Ms. Martin, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $1,285,086, $847,259 and $1,030,272, respectively. These amounts represent their 2014 base salary, plus their 2013 STPP award paid in 2014. As of December 31, 2014, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, currently have or are considered to have 37.33, 3.67, 26.00, 3.67 and 14.75 credited years of service, respectively, under the various supplemental plans described below. Messrs. Keyes and Garvin, and Ms. Martin, were not granted additional years of credited service.

The WEC Plan

Most regular full-time and part-time employees, including the NEOs, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.

Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Plan on December 31, 2007 and December 31, 2013, their WEC Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Plan formulas will be taken into account but not any additional pay credits. Effective January 1, 2014, the WEC Plan eliminated its performance-based benefit credit of up to an additional 2% of base pay based upon achievement of earnings targets.

Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For Messrs. Klappa and Leverett, estimated benefits under the grandfathered formula are higher than under the cash balance plan formula. Messrs. Keyes and Garvin, and Ms. Martin, do not participate in the grandfathered formula. Although all of the NEOs participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s and Leverett’s total retirement benefits would be determined by the prior plan benefit formula if they were to retire at or after age 60. Mr. Klappa turned 64 in 2014. These benefits are payable under the ILAs, not the WEC Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. Mr. Leverett would receive the cash balance in his account if he was to terminate employment prior to attaining the age of 60.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

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Pursuant to the Internal Revenue Code, only $260,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements

Designated officers of WEC and Wisconsin Electric Power Company, including all of the NEOs, participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Executive Deferred Compensation Plan. Except for a “change in control” of WEC, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP.

WEC entered into agreements with Messrs. Klappa and Leverett to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa and on January 1, 1989 for Mr. Leverett. The retirement benefits payable to Messrs. Klappa and Leverett will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s and Leverett’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s and Leverett’s prior employers.

WEC entered into an agreement with Mr. Keyes when he was hired as Vice President and Treasurer that provides for a supplemental pension benefit account, which was credited with $100,000. This account will be credited with interest annually at the same rate as the WEC Plan. The account balance will vest at the earliest to occur of Mr. Keyes attaining age 60 or completion of 10 years of service.

Mr. Garvin’s agreement also provides for a supplemental pension benefit account, which was credited with $50,000. This account will be credited with interest annually at the same rate as the WEC Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.

The purpose of these agreements was to ensure that Messrs. Klappa, Keyes, Leverett and Garvin did not lose pension earnings by joining the executive management team at WEC they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for WEC to attract these officers.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Effective January 1, 2015, all newly hired management employees, including executive officers, will receive a 6% contribution annually from the Company into WEC’s 401(k) plan rather than participate in the WEC Plan. In connection with this new plan, the Compensation Committee adopted the Wisconsin Energy Corporation Non-Qualified Retirement Savings Plan which provides “make-whole” benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan. The NEOs do not participate in these plans as they are grandfathered under the WEC Plan.

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NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2014

The following table reflects activity by the NEOs during 2014 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (2)
	($)	($)	($)	($)	($)
Gale E. Klappa	587,328	148,366	205,139	—	6,836,128
J. Patrick Keyes	628,717	41,403	57,475	—	937,667
Allen L. Leverett	142,432	71,389	133,125	—	3,630,685
Susan H. Martin	103,027	31,211	53,159	—	1,073,348
Robert M. Garvin	59,308	23,846	14,209	—	231,441

(1)	All of the amounts are reported as compensation in the Summary Compensation Table of this proxy statement.

(2)

$4,930,915, $155,931, $2,205,095, $119,298 and $106,586 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, respectively.

Executive Deferred Compensation Plan

WEC maintains two executive deferred compensation plans, the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Legacy EDCP”) and the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Executive officers and certain other highly compensated employees are eligible to participate in both plans. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP as in effect on December 31, 2014, are described below, as are the payout provisions of the Legacy EDCP.

The EDCP. Under the plan, a participant may defer up to 75% of his or her base salary and annual incentive compensation and up to 100% of his or her vested awards of performance units. Stock option gains, vested restricted stock and short-term dividend equivalents may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. Participants may elect from among eight measurement funds that correspond to investment options in our 401(k) plan in addition to the Prime Rate Fund and the Company’s stock measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measurement funds elected.

The table below shows the funds available under the EDCP and their annual rate of return for the calendar year ended December 31, 2014:

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Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Balanced Fund	10.37%	Prime Rate	3.25%
Fidelity Diversified International Fund	-3.20%	S&P 500 Fund	13.69%
Fidelity Growth Company Fund	14.44%	Vanguard Intermediate Bond Index	6.96%
Fidelity Low-Priced Stock Fund	7.65%	Vanguard Mid-Cap Index	13.60%
MFS Value R4	10.57%	WEC Common Stock Fund	32.10%

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC or its subsidiaries within 18 months after a change in control of WEC, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

Amendment of EDCP and Legacy EDCP. Effective January 1, 2015, we amended the EDCP to provide that a plan participant may defer up to 50% of his or her base salary, annual incentive and his or her vested awards of performance units. In addition, we amended the EDCP and the Legacy EDCP to eliminate all of the investment fund choices other than the WEC Common Stock Fund and the Prime Rate Fund.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation payable to each of our NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP at fiscal year-end 2014, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2014.” The amount of compensation payable to each NEO upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”),

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termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2014 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2014, which was within 18 months of a change in control of WEC. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2014.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability

In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;

•	401(k) plan and EDCP account balances;

•	the WEC Plan cash balance;

•

in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and ILAs; and

•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the death benefit only plan.

Payments Made Upon Normal Retirement

In the event of the retirement of a NEO, the officer will receive:

•	accrued but unpaid base salary and prorated annual incentive compensation;

•	full vesting in all outstanding stock options and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Plan, SERP, and ILAs; and

•	401(k) plan and EDCP account balances.

NEOs are also entitled to the value of unused vacation days, if any.

Payments Made Under Employment Agreements Upon a Change in Control or Involuntary Termination

WEC has entered into written employment agreements with Messrs. Klappa and Leverett, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by the Company for any reason, other than cause, death, or disability;

•	by Mr. Klappa for good reason in anticipation of or following a change in control;

•	by Mr. Klappa within six months after completing one year of service following a change in control; or

•	in the absence of a change in control, by the Company for any reason other than cause, death, or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;

•	three years continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

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•

a payment equal to the value of three additional years of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination, and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;

•	a payment equal to the value of three additional years of Company match in the 401(k) plan and the EDCP;

•	full vesting in all outstanding stock options, restricted stock, and other equity awards;

•	401(k) plan and EDCP account balances;

•	certain financial planning services and other benefits; and

•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s agreement is substantially similar to Mr. Klappa’s, except that if his employment is terminated by the Company for any reason other than cause, death or disability or by him for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of his highest annual base salary in effect for the three years preceding his termination and highest bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if his employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and EDCP match is equal to two years of Company match.

Mr. Leverett’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SPP and ILAs, retirement benefits are paid to the NEOs upon termination of employment within 18 months of a change in control. Participants in the SERP, including the NEOs, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.

Generally, pursuant to Messrs. Klappa’s and Leverett’s agreements, a change in control is deemed to occur:

(1)	if any person or group acquires WEC common stock that constitutes more than 50% of the total fair market value or total voting power of WEC;

(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC common stock that constitutes 30% or more of the total voting power of WEC;

(3)	if a majority of the members of WEC’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC’s Board before date of appointment or election; or

(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC immediately before such acquisition or acquisitions, unless the assets are transferred to:

•	an entity that is controlled by the stockholders of the transferring corporation;

•	a stockholder of WEC in exchange for or with respect to its stock;

•	an entity of which WEC owns, directly or indirectly, 50% or more of its total value or voting power; or

•

a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC.

Generally, pursuant to Messrs. Klappa’s and Leverett’s ILAs, good reason means:

(1)	solely in the context of a change in control, a material reduction of the executive’s duties and responsibilities;

(2)	a material reduction in the executive’s base compensation;

(3)	a material change in the geographic location at which the executive must perform services; or

(4)	a material breach of the agreement by the Company.

Wisconsin Energy Corporation	P-61	2015 Proxy Statement

Payments under the Severance Pay Plan

Messrs. Keyes and Garvin, and Ms. Martin, have not entered into any agreement that provides for severance benefits upon a change in control or otherwise. All three officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of (i) 4% of the participant’s annual base salary and target bonus, plus (ii) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

Potential Payments to Named Executive Officers Upon Termination or Change in Control of the Company

The following tables show the potential payments upon termination or a change in control of the Company for:

Gale E. Klappa

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	11,877,447	11,877,447	—	—
Additional Pension Credited Service	—	—	—	3,003,769	3,003,769	—	—
Additional 401(k) and EDCP Match	—	—	—	475,098	475,098	—	—
Long-Term Incentive Compensation:
Performance Units	4,225,001	4,225,001	—	8,410,712	8,410,712	8,410,712	8,410,712
Restricted Stock	—	—	—	1,967,888	1,967,888	1,967,888	1,967,888
Options	15,431,038	15,431,038	—	15,431,038	15,431,038	15,431,038	15,431,038
Benefits & Perquisites:
Retirement Plans	25,082,540	25,082,540	25,082,540	20,338,588	20,338,588	25,082,540	11,862,313
Health and Welfare Benefits	—	—	—	60,179	60,179	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	54,000	54,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	3,849,120

Total	44,738,579	44,738,579	25,082,540	61,648,719	61,648,719	50,892,178	41,521,071

Wisconsin Energy Corporation	P-62	2015 Proxy Statement

J. Patrick Keyes

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	142,548	142,548	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	826,647	—	—	1,632,830	1,632,830	1,632,830
Restricted Stock	—	—	—	—	326,144	326,144	326,144
Options	—	2,313,858	—	—	2,313,858	2,313,858	2,313,858
Benefits & Perquisites:
Retirement Plans	66,387	325,235	66,387	325,235	325,235	325,235	308,925
Health and Welfare Benefits	—	—	—	10,030	10,030	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,546,608

Total	66,387	3,465,740	66,387	477,813	4,750,645	4,598,067	6,128,365

Allen L. Leverett
Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	4,069,472	6,104,208	—	—
Additional Pension Credited Service	—	—	—	1,732,318	2,127,108	—	—
Additional 401(k) and EDCP Match	—	—	—	162,779	244,168	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,782,243	—	3,592,121	3,592,121	3,592,121	3,592,121
Restricted Stock	—	—	—	850,063	850,063	850,063	850,063
Options	—	6,590,230	—	6,590,230	6,590,230	6,590,230	6,590,230
Benefits & Perquisites:
Retirement Plans	238,069	4,995,929	238,069	4,587,385	4,597,708	4,995,929	2,810,206
Health and Welfare Benefits	—	—	—	40,119	60,179	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	54,000	54,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	2,322,000

Total	238,069	13,368,402	238,069	21,708,487	24,249,785	16,028,343	16,164,620

Wisconsin Energy Corporation	P-63	2015 Proxy Statement

Susan H. Martin

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	433,843	433,843	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	478,141	478,141	—	478,141	941,409	941,409	941,409
Restricted Stock	—	—	—	—	188,387	188,387	188,387
Options	1,347,183	1,347,183	—	1,347,183	1,347,183	1,347,183	1,347,183
Benefits & Perquisites:
Retirement Plans	419,774	419,774	419,774	419,774	419,774	419,774	419,774
Health and Welfare Benefits	—	—	—	10,030	10,030	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,291,497

Total	2,245,098	2,245,098	419,774	2,688,971	3,340,626	2,896,753	4,188,250

Robert M. Garvin

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	97,806	97,806	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	313,644	—	—	639,473	639,473	639,473
Restricted Stock	—	—	—	—	151,153	151,153	151,153
Options	—	1,150,330	—	—	1,150,330	1,150,330	1,150,330
Benefits & Perquisites:
Retirement Plans	71,412	244,448	71,412	244,448	244,448	244,448	232,183
Health and Welfare Benefits	—	—	—	10,030	10,030	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,159,644

Total	71,412	1,708,422	71,412	352,284	2,293,240	2,185,404	3,332,783

Wisconsin Energy Corporation	P-64	2015 Proxy Statement

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2014 compensation of WEC’s NEOs, the Compensation Committee analyzed whether WEC’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for WEC’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC’s compensation program that could incentivize risk-taking by its employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC’s compensation program incentivizes unreasonable risk-taking by management.

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 500% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.

As part of this analysis, we also considered the nature of WEC’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

Wisconsin Energy Corporation	P-65	2015 Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company seeks your advisory vote on the approval of the compensation paid to its NEOs as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as evidenced by the actions taken in response to the 2014 vote as outlined on P-36.

As described in the Compensation Discussion and Analysis on pages P-34 through P-47 of this proxy statement, the Compensation Committee has structured the Company’s executive compensation program with the following objectives in mind:

•	offer a competitive, performance-based plan;

•	enable the Company to attract and retain key individuals;

•	reward achievement of the Company’s short-term and long-term goals; and

•	align with the interest of the Company’s stockholders and customers.

As described in this proxy statement, the Company believes that the compensation paid to its NEOs in 2014 was well-tailored to achieve these objectives, tying a significant portion of total pay to performance and aligning the interests of the NEOs with those of stockholders and customers. We encourage you to carefully review the Compensation Discussion and Analysis and related tables included above, which describe in greater detail WEC’s compensation philosophy and programs, as well as the 2014 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting.”

The Board of Directors recommends that you vote “FOR” the advisory vote on Executive Compensation.

Wisconsin Energy Corporation	P-66	2015 Proxy Statement

WEC COMMON STOCK OWNERSHIP

Beneficial Ownership. The following table lists the beneficial ownership of WEC common stock of each director nominee, NEO, and of all of the directors and executive officers as a group as of March 2, 2015. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of March 2, 2015. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. None of these persons beneficially owns more than 1% of the outstanding common stock.

	Shares Beneficially Owned (1)
Name	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
John F. Bergstrom	18,021		—	18,021
Barbara L. Bowles	22,492		—	22,492
Patricia W. Chadwick	25,220		—	25,220
Curt S. Culver	6,503		—	6,503
Thomas J. Fischer	34,472		—	34,472
Robert M. Garvin	4,401		19,225	23,626
J. Patrick Keyes	11,745		10,460	22,205
Gale E. Klappa	144,206		1,532,700	1,676,906
Henry W. Knueppel	8,975		—	8,975
Allen L. Leverett	52,291		561,658	613,949
Susan H. Martin	11,215		20,140	31,355
Ulice Payne, Jr.	31,308		—	31,308
Mary Ellen Stanek	9,104		—	9,104
All directors and executive officers as a group (15 persons)	454,016	(5)	2,162,443	2,616,459	(6)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, NEOs, and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (51,089), Ms. Bowles (726), Mr. Culver (70,834), Mr. Fischer (2,559), Mr. Garvin (34), Mr. Keyes (1,011), Ms. Martin (771), Ms. Stanek (5,521) and all directors and executive officers as a group (132,893). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, NEOs, and other executive officers that is tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (6,000), Mr. Fischer (25,969), Mr. Klappa (5,000), Mr. Knueppel (2,500), Mr. Leverett (34,759), Ms. Martin (454), Ms. Stanek (2,601) and all directors and executive officers as a group (77,283).

(4)

The directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (6,503), Ms. Bowles (6,503), Ms. Chadwick (6,503), Mr. Culver (6,503), Mr. Fischer (6,503), Mr. Garvin (2,671), Mr. Keyes (6,380), Mr. Klappa (33,678), Mr. Knueppel (6,475), Mr. Leverett (14,723), Ms. Martin (3,677) Mr. Payne (6,503), Ms. Stanek (6,503), and all directors and executive officers as a group (116,730).

(5)	None of the shares beneficially owned by the directors, NEOs, or all directors and executive officers as a group are pledged as security.

(6)	Represents approximately 1.2% of total WEC common stock outstanding on March 2, 2015.

Wisconsin Energy Corporation	P-67	2015 Proxy Statement

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have reported. This information is based upon Schedule 13G filed with the SEC and reflects stock holdings as of December 31, 2014. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2014, if any.

	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
Name and Address	Sole	Shared	Sole	Shared
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	19,016,262	—	20,911,873	—	20,911,873	9.30%
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	403,364	—	17,254,480	365,797	17,620,277	7.81%
State Street Corporation (1) State Street Financial Center One Lincoln Street Boston, MA 02111	—	12,262,360	—	12,262,360	12,262,360	5.40%

(1)	Filed on behalf of itself and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of WEC’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the SEC and the New York Stock Exchange. Specific due dates for those reports have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2014 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2014 were complied with in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not a party to any reportable transactions with related parties since January 1, 2014.

Compensation Committee Interlocks and Insider Participation. None of the persons who served as members of the Compensation Committee during 2014 was an officer or employee of the Company during 2014 or at any time in the past nor had reportable transactions with the Company.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201. The WEC consolidated financial statements and certain other information found in the Form 10-K are provided in our 2014 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC’s other filings with the SEC, is also available in the “Investor Relations” section of the Company’s Website at www.wisconsinenergy.com.

Wisconsin Energy Corporation	P-68	2015 Proxy Statement

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

REGISTRATION PROCESS AND ATTENDANCE GUIDELINES

1.	The Meeting is open to all stockholders. You must pre-register and reserve an admission ticket in order to attend. See “What must I do to attend the Annual Meeting” on page P-13 of this proxy statement for more information.

2.	To gain admittance to the Meeting, you will be asked to check in upon entry into the R. John Buuck Field House and present government-issued photo identification, such as a driver’s license, state identification card, or passport. We will verify your name against our stockholder list and will then provide you with an admission ticket.

3.	The Company reserves the right to inspect all items, including handbags and briefcases, prior to admittance.

4.	The business of the Meeting will follow as set forth in the agenda, which you will receive upon check-in.
5.	Stockholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda. If you wish to speak, please go to the nearest microphone and wait to be recognized by the Chairman before speaking. State your name before asking your question. Questions from the floor are limited to three minutes to provide an opportunity for as many stockholders as possible during the allotted time.

6.	The use of cameras, recording devices, and other electronic devices will not be permitted during the Meeting except by those employed by the Company to provide a record of proceedings. Please silence all cell phones and other electronic devices.

7.	No firearms or weapons will be allowed in the Meeting facilities.

8.	No signs, banners, placards, handouts, and similar materials will be allowed on Meeting premises.

MAP TO THE ANNUAL MEETING

*	There is no parking at the annual meeting site. Please park at the North Shore Cinema only (11700 North Port Washington Road, Mequon, WI 53097). Shuttle buses will run continuously from the parking site to the annual meeting site.

Wisconsin Energy Corporation	P-69	2015 Proxy Statement

APPENDIX A – EXECUTIVE COMPENSATION MARKET DATA

Companies included in Towers Watson’s 2014 Executive Compensation Data Bank for general industry

Company	Company	Company

3M

A.O. Smith

AbbVie

ABM Industries

Accellent LLC

Accenture

ACH Food

Acorda Therapeutics

Actavis

Adecco

Agilent Technologies

Agrium

Aimia

Air Products and Chemicals

AK Steel Holding

Alcoa

Alexander & Baldwin

Allegion

Allergan

Alliant Techsystems

Altria Group

Amazon.com

American Greetings

American Sugar Refining

American Styrenics

AmerisourceBergen

AMETEK

Amgen

AMSTED Industries

Amway

Andersons

Ansell

Appvion

ARAMARK

Arby’s Restaurant Group

Archer Daniels Midland

Arkema

Armstrong World Industries

Arrow Electronics

Arup USA

AstraZeneca

AT&T

Automatic Data Processing

Avis Budget Group

Avon Products

Axiall Corporation

BAE Systems

Ball

Barrick Gold of North America

Baxter

Bayer Business & Technology Services

Bayer CropScience

Bayer Health Care

BBA Aviation

BD (Becton Dickinson)

Beam Suntory

Bechtel Systems & Infrastructure

Beckman Coulter

Beeline

Best Buy

Big Lots

Biogen Idec

Bluegreen Corporation

Bob Evans Farms

Boeing

Boise Cascade

Booz Allen Hamilton

BorgWarner

Boston Scientific

Brembo

Bristol-Meyers Squibb

Broadridge Financial Solutions

Brown-Forman

Brunswick

Bunge

Burlington Northern Santa Fe

Bush Brothers & Company

Calgon Carbon

Cardinal Health

Cargill

Carlson

Carmeuse North America Group

Carnival

Catamaran

CDI

Celanese

Celestica

Celgene

CEVA Logistics

CF Industries

CGI Technologies and Solutions

CH2M Hill

Charter Communications

Chemtura

Chico’s FAS

CHS

Cintas

Cisco Systems

Citrix Systems

Clearwater Paper Corporation

Cliffs Natural Resources

Coach

Coca-Cola

Coca-Cola Enterprises

Colfax Corporation

Columbia Sportswear

Comcast

Commercial Metals

Compass Group

ConAgra Foods

Continental Automotive Systems

Cooper Standard Automotive

Corning

Covance

Covidien

Cracker Barrel Old Country Stores

Crown Castle

CSC

CST Brands

CSX

Cubic

Cumberland Gulf Group

Curtiss-Wright

CVS Caremark

Cytec Industries

Dannon

Darden Restaurants

Dean Foods

Deere & Company

Dell

Delta Air Lines

Deluxe

Dentsply

Diageo North America

DIRECTV Group

Domtar

Donaldson Company

Dow Corning

DST Systems

DSW

DuPont

E.W. Scripps

Eastman Chemical

Eastman Kodak Company

Eaton

eBay

Ecolab

Edwards Lifesciences

Eli Lilly

EMC

EMD Millipore

Emerson Electric

EnCana Oil & Gas USA

Equifax

Ericsson

Essilor of America

Estee Lauder

Esterline Technologies

Exel

Exelis

Expedia

Experian Americas

Express Scripts

Exterran

Federal-Mogul

Ferrovial

Fluor

Follett Corporation

Ford

Fortune Brands Home & Security

Frontier Communications

Fujitsu

G&K Services

GAF Materials

Gap

Gavilon

GENCO

Wisconsin Energy Corporation	P-70	2015 Proxy Statement

APPENDIX A – EXECUTIVE COMPENSATION MARKET DATA

Companies included in Towers Watson’s 2014 Executive Compensation Data Bank for general industry

Company	Company	Company

General Atomics

General Dynamics

General Mills

Gilead Sciences

Glatfelter

GlaxoSmithKline

Google

Graco

GROWMARK

GTECH

H.B. Fuller

Hanesbrands

Harley-Davidson

Harman

Harsco

Hasbro

HBO

Henry Schein

Hercules Offshore

Herman Miller

Hershey

Hertz

Hexcel

Hilton Worldwide

Hitachi Data Systems

HNI

HNTB

Hoffmann-La Roche

Home Depot

HomeServe USA

Honda of America

Hormel Foods

Hospira

HTC Corporation

Hubbell

Hunt Consolidated

Husky Injection Molding Systems

IBM

IDEXX Laboratories

Infineum USA

Ingersoll Rand

Intel

Intercontinental Hotels Group

International Flavors & Fragrances

International Game Technology

International Paper

Intuit

ION Geophysical

Irvine

ITT Corporation

J.M. Smucker

Jack in the Box

Jacobs Engineering

JetBlue Airways

Johns Manville

Johnson & Johnson

Johnson Controls

K. Hovnanian Companies

KB Home

KBR

Sanderson Farms

Sanofi

Kellogg

Kelly Services

Kennametal

Keurig Green Mountain

Kewaunee Scientific Corporation

Keystone Foods

Kimberly-Clark

Kinross Gold

Knowles

Koch Industries

Kodak Alaris

Kohler

Kraft Foods

Kyocera Corporation

L-3 Communications

Lafarge North America

Land O’Lakes

Lawson Products

Leggett and Platt

Lehigh Hanson

Leidos

Leprino Foods

Level 3 Communications

Lifetouch

LinkedIn

Lonza

L’Oreal

Lorillard Tobacco

Lutron Electronics

LyondellBasell

Magellan Health Services

Magellan Midstream Partners

Magna Seating

Makino

Markit

Marriott International

Mary Kay

Masco Corporation

McDonald’s

McKesson

MeadWestvaco

Media General

Medtronic

Merck & Co.

Meredith

Meritor

MFA Oil Company

Micron Technology

Microsoft

Milacron

MillerCoors

Molson Coors Brewing

Mondelez

Mosaic

MTS Systems

Murphy Oil

Mylan

Navigant Consulting

Navistar International

NBTY

Syngenta Crop Protection

Target

Nestle USA

Newell Rubbermaid

NewPage

NIKE

Nissan North America

Nokia Corporation

Norfolk Southern

Nortek

Northrop Grumman

NuVasive

Occidental Petroleum

OM Group

Omnicare

Openet

Orange Business Services

Osram Sylvania

Outerwall

Owens Corning

P.F. Chang’s China Bistro

Pall Corporation

Panasonic of North America

Parker Hannifin

Parsons Corporation

PepsiCo

Perrigo

Pfizer

PHH

Pitney Bowes

Plexus

Polaris Industries

Polymer Group

PolyOne

Potash

Praxair

Pro-Build Holdings

PulteGroup

Purdue Pharma

Quest Diagnostics

Quintiles

R.R. Donnelley

Rackspace

Rayonier

Recreational Equipment

Regal-Beloit

Regency Centers

Revlon

Reynolds Packaging

Ricoh Americas

Robertshaw Controls

Rockwell Automation

Rockwell Collins

Rolls-Royce North America

Rowan Companies

Royal Caribbean Cruises

Royal DSM

Ryder System

S.C. Johnson & Son

Sage Software

SAIC

Saint-Gobain

United States Cellular

United States Steel

Wisconsin Energy Corporation	P-71	2015 Proxy Statement

APPENDIX A – EXECUTIVE COMPENSATION MARKET DATA

Companies included in Towers Watson’s 2014 Executive Compensation Data Bank for general industry

Company	Company	Company

SAS Institute

Schreiber Foods

Schwan Food Company

Scripps Networks Interactive

Seagate Technology

Sensata Technologies

ServiceMaster Company

ShawCor

Sherwin-Williams

Sigma-Aldrich

Smith & Nephew

Snap-on

Sonoco Products

Sony Corporation

Southwest Airlines

Spirit AeroSystems

Spirit Airlines

Sprint Nextel

SPX

SSAB

St. Jude Medical

Staples

Starbucks Coffee

Starwood Hotels & Resorts

Steelcase

Stryker

SunCoke Energy

SunGard Data Systems

Taubman Centers

TE Connectivity

Tech Data

TeleTech Holdings

Teradata

Terex

Textron

Thermo Fisher Scientific

Tiffany & Co.

Time Warner

T-Mobile USA

Toro

Transocean

Travelport

Tribune

Trinity Industries

Trinseo

Tronox

TRW Automotive

Tupperware Brands

Tyson Foods

UBM

Under Armour

Underwriters Laboratories

Unilever United States

Unisys

United Launch Alliance

United Rentals

United Technologies

UPS

URS

USG Corporation

UTi Worldwide

Valero Energy

Ventura Foods

Verizon

Vertex Pharmaceuticals

Viacom

VistaPrint

Vulcan Materials

VWR International

Walt Disney

Waste Management

Weather Company

Wendy’s Group

West Pharmaceutical Services

Westinghouse Electric

Westlake Chemical

WEX

Weyerhaeuser

Worthington Industries

Xerox

XO Communications

Xylem

Yamaha Corporation of America

Wisconsin Energy Corporation	P-72	2015 Proxy Statement

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:59 p.m., Central time, on Wednesday, May 6, 2015.

Vote by Internet
• Go to www.investorvote.com/WEC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED

ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - John F. Bergstrom	☐	☐	☐	02 - Barbara L. Bowles	☐	☐	☐	03 - Patricia W. Chadwick	☐	☐	☐

	04 - Curt S. Culver	☐	☐	☐	05 - Thomas J. Fischer	☐	☐	☐	06 - Gale E. Klappa	☐	☐	☐

	07 - Henry W. Knueppel	☐	☐	☐	08 - Ulice Payne, Jr.	☐	☐	☐	09 - Mary Ellen Stanek	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2015.	☐	☐	☐	3.	Advisory Vote to Approve Compensation of the Named Executive Officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

                    020CDC

Annual Meeting of Stockholders

Thursday, May 7, 2015 - 10 a.m.

Annual meeting site: Concordia University Wisconsin, R. John Buuck Field House, 12800 N. Lake Shore Dr., Mequon, WI 53097

Parking: Only at North Shore Cinema, 11700 N. Port Washington Rd., Mequon, WI 53092*

* There is no parking at the annual meeting site. Please park only at North Shore Cinema. Shuttle buses will run continuously from the parking site to the annual meeting site.

As described on page P-13 of the proxy statement, you must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door to attend the meeting.

Other attendance guidelines are described on page P-69 of the proxy statement.

Can’t make it to the meeting? Listen live on the Web at www.wisconsinenergy.com/invest/annualmtg.htm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — WISCONSIN ENERGY CORPORATION

Annual Meeting of Stockholders — May 7, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 7, 2015. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “FOR” Items 1, 2 and 3, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint J. Patrick Keyes and Susan H. Martin, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1. Election of Nine Directors for Terms Expiring in 2016.

2. Ratification of Deloitte & Touche LLP as Independent Auditors for 2015.

3. Advisory Vote to Approve Compensation of the Named Executive Officers.

If you hold Wisconsin Energy Corporation common shares in Wisconsin Energy Corporation’s Stock Plus Investment Plan or the 401(k) plan under the Wisconsin Energy Corporation Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by the Internet or by telephone. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

(Continued and to be marked, dated and signed, on the other side)